                       SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C.  20549



                              -------------------




                                    FORM 8-K




                                 CURRENT REPORT
                    PURSUANT TO SECTIONS 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934






    Date of Report (Date of earliest event reported)      March 3, 1998
                                                       -----------------------



                        DELMARVA POWER & LIGHT COMPANY
                  -------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)






     Delaware and Virginia         I-1405        51-0084283
------------------------------  -----------   ------------------
(STATE OR OTHER JURISDICTION    (COMMISSION   (IRS EMPLOYER
        OF INCORPORATION)       FILE NUMBER)  IDENTIFICATION NO.)




800 King Street, P.O. Box 231, Wilmington, Delaware           19899
---------------------------------------------------        ------------
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (ZIP CODE)




        Registrant's Telephone Number, Including Area Code  302-429-3114
                                                            ------------



                                     None
    -----------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS


This report on Form 8-K includes the financial information listed below for Delmarva Power & Light Company (the Company).

Selected Financial Data (1997 to 1993)
Management's Discussion and Analysis of Financial Condition and Results of
  Operations (for the three years ended December 31, 1997)
Report of Management
Report of Independent Accountants
Consolidated Statements of Income for the three years ended December 31, 1997 Consolidated Balance Sheets as of December 31, 1997 and 1996
Consolidated Statements of Cash Flows for the three years ended
  December 31, 1997
Consolidated Statements of Changes in Common Stockholders' Equity for the three years ended December 31, 1997
Notes to Consolidated Financial Statements

Delmarva Power & Light Company
SELECTED FINANCIAL DATA

                                                                          Year Ended December 31,
(Dollars in Thousands, Except Per Share Amounts)        1997          1996          1995          1994          1993
---------------------------------------------------------------------------------------------------------------------
Operating Results and Data
Operating Revenues (1)                            $1,423,502    $1,175,575    $1,055,725    $1,033,442    $1,007,851
Operating Income (1)                                $234,429      $257,300      $254,425      $233,244(2)   $233,091
Net Income                                          $105,709      $116,187      $117,488      $108,310(2)   $111,076
Earnings Applicable to Common Stock                 $101,218      $107,251      $107,546       $98,940(2)   $101,074
On System Electric Sales (kWh 000) (3)            13,231,766    12,925,716    12,310,921    12,505,082    12,280,230
On System Gas Sold and Transported (mcf 000)          22,855        22,424        21,371        20,342        19,605

Common Stock Information
Basic and Diluted Earnings Per Share of Common Stock   $1.66         $1.77         $1.79         $1.67(2)      $1.76
Dividends Declared Per Share of
   Common Stock                                        $1.54         $1.54         $1.54         $1.54         $1.54
Average Shares Outstanding (000)                      61,122        60,698        60,217        59,377        57,557
Year-End Common Stock Price                         $23 1/16       $20 3/8       $22 3/4      $18 9/64       $23 5/8
Book Value Per Common Share                           $15.59        $15.41        $15.20        $14.85        $14.66
Return on Average Common Equity                         10.6 %        11.4 %        11.7 %        11.1 %        12.0 %

Capitalization
Variable Rate Demand Bonds (VRDB) (4)                $71,500       $85,000       $86,500       $71,500       $41,500
Long-Term Debt                                       983,672       904,033       853,904       774,558       736,368
Company Obligated Mandatorily Redeemable
   Preferred Securities of Subsidiary Trust
   Holding Solely Company Debentures                  70,000        70,000           -             -             -
Preferred Stock                                       89,703        89,703       168,085       168,085       168,085
Common Stockholders' Equity                          954,496       934,913       923,440       884,169       862,195
                                                  -------------------------------------------------------------------
Total Capitalization with VRDB                    $2,169,371    $2,083,649    $2,031,929    $1,898,312    $1,808,148
                                                  ===================================================================

Other Information
Total Assets                                      $3,015,481    $2,931,855    $2,866,685    $2,669,785    $2,592,479
Long-Term Capital Lease Obligation                   $19,877       $20,552       $20,768       $19,660       $23,335
Capital Expenditures                                $173,008      $169,012      $142,833      $166,938      $166,222



(1) Beginning in 1997 operating revenues and operating income include the results of non regulated subsidiaries with prior years reclassified for comparative purposes.
(2) An early retirement offer decreased earnings net of income taxes and earnings per share by $10.7 million and $0.18, respectively.
(3) Excludes interchange deliveries.
(4) Although Variable Rate Demand Bonds are classified as current liabilities, the Company intends to use the bonds as a source of long-term financing as discussed in Note 13 to the Consolidated Financial Statements.

Delmarva Power & Light Company
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS



MERGER WITH ATLANTIC

Effective March 1, 1998, Delmarva Power & Light Company (the "Company") and Atlantic Energy, Inc. (Atlantic) merged into a new company named Conectiv. Additional information about the merger is included in Note 4 to the Consolidated Financial Statements and in the registration statement on Form S-4 dated December 26, 1996.

Prior to the merger, Atlantic owned Atlantic City Electric Company (ACE), an electric utility, and subsidiaries engaged in nonutility businesses. ACE serves approximately 481,000 customers in a 2,700 square mile area in southern New Jersey. Atlantic's 1997 operating revenues and net income were $1,102.4 million and $74.4 million, respectively, and its total assets were $2,723.9 million as of December 31, 1997.

The benefits expected from the merger include increased scale, cost savings, competitive prices and services, a more balanced customer base, and increased financial flexibility. The companies expect cost savings from merger synergies of approximately $500 million over 10 years.

Approximately 50% to 75% of estimated cost savings from the merger with Atlantic will serve to reduce customers' rates and the balance of the cost savings realized will benefit Conectiv stockholders. Pursuant to settlement agreements approving the merger, the Company will decrease retail customer non-fuel (base) rates by an aggregate total of $13 million in Delaware, Maryland, and Virginia. In New Jersey, ACE will share approximately 75% of the merger savings with its customers through a $15.75 million electric rate reduction.

Concurrent with the merger, the Company and Atlantic plan to achieve workforce reductions through enhanced retirement offers (ERO) and other employee separation programs. The cost of the Company's employee separation programs and other merger related expenditures are currently estimated to be $55 million to $60 million before income taxes ($33 million to $36 million after income taxes).

Effective March 1, 1998, Conectiv owns the Company, Atlantic, and their subsidiaries. Each outstanding share of the Company's common stock, par value $2.25 per share, is being exchanged for one share of Conectiv's common stock, par value $0.01 per share. Each share of Atlantic's common stock, no par value per share, is being exchanged for 0.75 of one share of Conectiv's common stock and 0.125 of one share of Conectiv's Class A common stock, par value $0.01 per share. Class A common stock gives holders of Atlantic common stock a proportionately greater opportunity to share in the growth prospects of, and a proportionately greater exposure to the uncertainties associated with the electric utility business of ACE. Earnings applicable to Class A common stock will be equal to 30% of the net of (1) earnings attributable to ACE's regulated electric utility business, as the business existed on August 9, 1996, less (2) $40 million per year. Earnings applicable to Conectiv common stock will be the consolidated earnings of Conectiv less earnings applicable to Class A common stock.

EARNINGS RESULTS SUMMARY

The Company's earnings per share for 1997 were $1.66 compared to $1.77 for 1996. Earnings from the Company's traditional, regulated utility operations were relatively flat, and the $0.11 per share earnings decrease was primarily attributed to expenses of non-regulated activities, as discussed below. For the utility business, the positive effects of higher net electric revenues and lower outage expenses for the Salem nuclear generating units were offset by anticipated higher capital costs. Net electric revenues grew despite milder weather due to customer growth and a strong economy.

The earnings decrease from non-regulated activities resulted from planned cost increases associated with investments in new businesses, branding, and other expenditures which are positioning the Company to compete in deregulated energy markets. Part of the Company's strategy for competition (in deregulated markets) involves the divestiture of non-strategic assets. A $0.22 per share gain from the Company's sale of Pine Grove, Inc., which owned a landfill and related waste-hauling company, mitigated the earnings decrease. This sale freed up capital invested in a non-strategic asset and enabled the Company to absorb additional investments to grow new businesses.

Earnings per share for 1996 were $1.77, a $0.02 decrease from 1995. Excluding the adverse impact of the Salem outages, earnings rose $0.08 per share in 1996, primarily due to additional revenues from customer growth, partly offset by higher depreciation and other expenses, including marketing expenses for new value-added (energy-related) services.


DIVIDENDS

On December 11, 1997, the Board of Directors declared a dividend on common stock of $0.38 1/2 per share for the fourth quarter or $1.54 on an annualized basis. The Company's growth strategy will require increased reinvestment of earnings into new businesses. The business growth from these investments and the payment of dividends on common stock are expected to maximize stockholder value on a long-term basis. Following the merger, dividends on Conectiv common stock are expected to be paid at the rate of $1.54 per year, subject to periodic evaluation of Conectiv's results of operations, financial condition, capital requirements and other relevant considerations. Dividends on Class A common stock are expected to be paid at the rate of $3.20 per share for three years following the merger. After the three-year period, dividends on Class A common stock are expected to be equal to approximately 90% of earnings available for Class A common stock. However, if dividends on Class A common stock exceed earnings available for Class A common stock during the three year period, that may influence the Board's determination of the amount of Class A common stock dividends to be paid after the three year period.


ELECTRIC UTILITY INDUSTRY RESTRUCTURING

Prices charged to electric utility customers have historically been a "bundled" price which includes the electricity production cost and the delivery cost (transmission and distribution). State regulatory commissions and legislatures throughout the country are considering or have approved changes to laws and regulations governing the sale and pricing of electricity. Generally, the component of the price charged to a customer for the production of electricity would be deregulated, and electric suppliers would compete to supply electricity to customers. Competition is expected to reduce gross margins earned from the supply of electricity. Customers would continue to pay the local utility a regulated price for the delivery of the electricity over the transmission and distribution system. Discussed below are proposals concerning deregulation of the electric utility industry in Delaware, Maryland, and Virginia (which have jurisdiction over the Company's retail electric utility business), New Jersey (which regulates Atlantic's retail electric utility business), and Pennsylvania.

DELAWARE

In response to a request from the Delaware House of Representatives, on January 27, 1998, the Delaware Public Service Commission (DPSC) submitted its report on electric utility industry restructuring to the Delaware General Assembly. The report includes the following recommendations:


  All customers in Delaware would be able to choose their electricity supplier beginning twelve months after the restructuring legislation is signed into law.

  The incumbent utility would serve as the default electricity supplier during a DPSC determined transition period. During this period, the retail generation rates for default customers would be market-based, but would continue to be regulated.

  Each utility would have an opportunity to recover all DPSC approved non-mitigated stranded costs (or costs which would not be recovered under competitive pricing). Stranded cost recovery would occur through a separate, non-bypassable charge, which would be applied to all transmission and distribution customers. A "true-up" process would be established to adjust for fluctuations in stranded cost recovery due to sales volumes.

  Utilities would file their estimates of potential, non-mitigated stranded costs with the DPSC approximately three months after the restructuring was enacted. The estimates would be reviewed in a proceeding before the DPSC to determine the level of stranded cost recovery.

  A legal divestiture of generation assets would not be required; however, the generation business would have to be functionally separated from the remaining regulated utility business.

  The distribution and transmission services provided to retail customers by utilities, as well as some customer service functions, would continue to be regulated by the DPSC. Distribution services would continue to be priced based on cost-of-service. The DPSC also recommends that it oversee pricing of retail transmission services for some period; however, the Federal Regulatory Energy Commission (FERC) has indicated that it has jurisdiction over pricing of such transmission services.

  The DPSC recognized that alternative plans should be considered without necessitating changes to the restructuring legislation. Accordingly, the DPSC recommended that it be authorized to consider such alternatives and implement them, if they achieve the same customer choice goals and are in the public interest.


Restructuring legislation may be considered by the Delaware legislature during this session, which ends on June 30, 1998.


MARYLAND

On December 3, 1997, the Maryland Public Service Commission (MPSC) issued an order concluding that retail electric competition is in the public interest and should be phased-in over a three-year period, one-third of the customers per year, beginning April 1, 1999. The order established a schedule for filing of additional information, roundtables, and proceedings. Enabling legislation and resolution of complex issues such as stranded costs and utility taxation will be necessary for implementation of retail electric competition in Maryland.

On December 31, 1997, the MPSC ordered a delay in the start of the three-year phase in period from April 1, 1999 to July 1, 2000 and also suspended all mandated filing dates. The MPSC subsequently adopted a revised schedule for this proceeding. The Company and other Maryland utilities supported the adoption of this schedule.

Certain key provisions of the MPSC's order are as follows:


 A price cap would be in effect during the three year phase-in period.

 Utilities would be given the opportunity to recover their verifiable and prudently incurred stranded costs subject to full mitigation. Securitization of stranded costs would be permitted. Utilities are to file with the MPSC their estimates of stranded costs and proposed recovery mechanisms.

 Cost-of-service regulation of electric generation would be discontinued at the end of the three-year period, while distribution service would remain subject to cost-of-service regulation.

 The local utility will supply customers who do not select alternate suppliers during the three-year period.

 Reciprocity from out-of-state suppliers will not be required.


Restructuring legislation is being considered by the Maryland legislature.


VIRGINIA

On November 7, 1997, the Virginia State Corporation Commission (VSCC) Staff report recommended that electric competition should be studied and tested over a five year period before determining if retail competition should be implemented.

Restructuring legislation is being considered by the Virginia legislature.


NEW JERSEY

In New Jersey, the Board of Public Utilities (BPU) has recommended that retail choice begin with 10% of customers on October 1, 1998 and be available to 100% of the customers by July 1, 2000. New Jersey electric utilities, as directed by the BPU, have filed complete restructuring plans, stranded cost estimates and unbundled rates. Proceedings are currently underway to address restructuring issues.


PENNSYLVANIA

In December 1996, the Pennsylvania legislature enacted the Pennsylvania Electricity Generation Customer Choice and Competition Act (Competition Act) which provides for the restructuring of the electric industry in Pennsylvania, including retail competition beginning in 1999. The Competition Act requires that all customers be allowed to choose their suppliers by January 1, 2001. In accordance with the Competition Act, pilot programs, open to 5% of each customer class, began on November 1, 1997. The Company is currently selling electricity under the Conectiv brand name in the pilot programs and has acquired approximately 32,200 new customers. The Company plans to continue to evaluate market opportunities in Pennsylvania.

In December 1997, the Pennsylvania Public Utility Commission approved a restructuring plan for PECO Energy Company (PECO) under which two-thirds of PECO's customers can choose their energy supplier on January 2, 1999, and the remaining PECO customers can choose as of January 1, 2000. Starting in 1999, PECO's residential customers who purchase electricity from another supplier will receive a credit of 5.2 cents per kilowatt hour. This credit will allow electricity suppliers, such as the Company, a better opportunity than under previous terms to earn a profit from electricity sales to PECO's existing customers.


STRANDED COSTS

The transition to a competitive market could result in "stranded costs" for a utility. Stranded costs are generally costs which may not be recoverable in a competitive market due to market-based pricing or customers choosing different energy suppliers. Potential stranded costs could include (i) above-market costs associated with generation facilities or long-term power purchase agreements and
(ii) regulatory assets (see Note 9 to the Consolidated Financial Statements) if cost recovery does not continue under a transition plan.


Authoritative accounting guidance issued in 1997 prescribes that a utility should cease to apply Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," for any separable portion of the business, such as the electricity production portion of its business, no later than the date that a specific deregulation plan is finalized. Stranded costs and regulatory assets attributed to electricity production would continue to be recognized to the extent that a transition plan provides for their recovery through cash flows from the regulated transmission and distribution business.


As previously discussed, proposals concerning deregulation of the electric utility industry are being considered in Delaware, Maryland, and Virginia, but no deregulation plan has yet been finalized. Due to the uncertainty surrounding the outcome of the restructuring plans, the Company cannot currently predict if or when it would cease applying SFAS No. 71. To the extent stranded cost recovery is not provided for, the Company would be required to write down asset values, and such write-downs could be material.


BUSINESS PLANS

As deregulation of the electric utility industry continues to unfold, the Company is moving ahead with its plan to become a prominent regional player by being first into new markets that complement its utility business and by enhancing its ability to serve additional customers outside of its traditional borders. The Company is growing its businesses by building long-term customer relationships, establishing the Conectiv brand name, marketing products and services that complement the Company's core energy business, and serving more customers in a larger geographic area. To accomplish these goals, the Company has increased investments in marketing/branding programs, new businesses, and infrastructure systems.

On June 30, 1997, the Company launched a campaign to introduce the new Conectiv brand and Conectiv's products and services. The campaign explained that Conectiv is more than a power company which is offering one-stop shopping for energy, telecommunications, heating and cooling, and related services for homes and businesses. Customer response to the new Conectiv brand name has been very positive, as evidenced by name recognition and the Company's success in competitive retail energy pilot programs. The Company is marketing an array of products and services--energy, local and long-distance phone service, heating, ventilation, and cooling (HVAC) services, and other services--under the "umbrella" of the Conectiv name. The Company plans to continue its advertising campaigns and other support of the Conectiv brand name.

Over the next year or two, the Company's earnings are expected to be constrained by on-going start-up costs for new businesses, including telecommunications and HVAC. After this start-up period, these investments are expected to contribute to long-term consolidated earnings growth which exceeds the utility industry average.

The Company's business plans will be carried out by its three business groups:
Conectiv Energy Delivery; Conectiv Energy Supply; and Conectiv Enterprises. The business groups are aligned with customers' needs, markets, and the future structure of the utility industry. The business groups are discussed below.
For financial information concerning the Company's business segments and the expected impact of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", see Note 21 to the Consolidated Financial Statements.


CONECTIV ENERGY DELIVERY

Conectiv Energy Delivery will provide common carrier services for the delivery of electricity and gas to retail and wholesale customers within its regulated franchise service territory. These delivery services are structured into various forms of price-regulated offers, some including the energy commodity, so that customers may choose the combination that provides the best value.
Conectiv Energy Delivery aims to build customer loyalty to enhance the Conectiv brand image. Customer satisfaction is expected to remain high due to the Company's reliable delivery systems, superior customer service, and competitive cost and pricing structures.


CONECTIV ENERGY SUPPLY

Conectiv Energy Supply will manage the generating assets, bulk energy marketing and trading activities, and the transition of those assets and activities from a regulated to a competitive environment. Its principal products are electric power and natural gas, supplemented by other fuels and related energy management services. Its customers are bulk energy users and retail aggregators in the region stretching from the Delmarva peninsula north through New England and west to Ohio.


CONECTIV ENTERPRISES

Conectiv Enterprises will be comprised of the following five start-up businesses: Conectiv Communications, Inc. (CCI); Conectiv Energy; Conectiv Services, Inc. (CSI); Conectiv Solutions, and Conectiv Thermal Systems (currently Atlantic Thermal Systems). These businesses provide an opportunity to grow Conectiv's customer base throughout the Mid-Atlantic region and strengthen its relationship with customers in its traditional service territory through the sales of local and long distance telephone services, HVAC services, customized energy solutions, competitive energy, and custom thermal heating and cooling systems. Conectiv Enterprises expects to incur operating losses for the first year or two after the merger due to start-up costs.


Conectiv Communications, Inc.

CCI is a full range facilities based telecommunications company initially operating in the region that includes Delaware, Southeastern Pennsylvania, Southern New Jersey, and Eastern Maryland. CCI's product and service offerings include all local and long distance services as well as carrier, network, and data services. CCI is marketing its products and services to business, residential, and carrier customers. CCI will focus on providing a facilities-based solution to its customers, and will also resell Bell Atlantic service. This strategy requires capital expenditures for further expansion of CCI's existing fiber optic network over the next several years. CCI currently operates in a duopoly local service environment with Bell Atlantic. Competition may increase from other telecommunications companies seeking to establish a local service presence in the region.


Conectiv Energy

Conectiv Energy currently sells competitive natural gas, electricity, and energy related products and services to residential and commercial customers in the Mid-Atlantic region. Retail customers' favorable response to the Conectiv brand has been a key to acquiring new retail customers in competitive markets. In 1997, Conectiv Energy obtained approximately 7,700 gas customers and 32,200 electric customers. The costs associated with acquiring new customers, timing of market entry, gross margins on sales, and regulations governing the transition to competition are factors critical to this business.


Conectiv Services, Inc.

CSI is a full-service HVAC business operating in the Mid-Atlantic region. CSI provides commercial customers with mechanical HVAC/piping construction and installation, design services, sheet metal fabrication, preventative maintenance
and repair services.   Residential offerings include HVAC installation,
maintenance, repair and related plumbing services. The regional HVAC and plumbing industry is highly competitive, fragmented, and rapidly consolidating. The sales and earnings of HVAC businesses are affected by weather conditions. CSI originated through acquisitions of established businesses, and its future growth will be impacted by the availability of acquisition candidates and any regulatory limits imposed on market access.


Conectiv Solutions

As a full-service energy company with a long-term community presence, Conectiv Solutions is building close customer relationships by understanding individual customers' energy-related needs, and meeting those needs with customized, turnkey solutions. Conectiv Solutions provides large commercial and industrial customers, primarily within the Delaware Valley region, with energy and energy-related value-added services and products. These products and services are built around occupant comfort, reliability of systems, and cost containment and reduction. Conectiv Solutions provides energy efficiency services, power systems consulting, custom on-site energy systems' services and construction, telecommunication services, and energy procurement.



Conectiv Thermal Systems

After the merger, Atlantic Thermal Systems (ATS), owned by Atlantic, will become Conectiv Thermal Systems (CTS). CTS will provide products and services offered by ATS, including heating, cooling and related energy services to large commercial and industrial customers. In conjunction with these services, ATS develops, finances, constructs, owns and operates thermal energy production and distribution plants. Targeted customer groups include gaming/hotel resort complexes, colleges and universities, health care facilities and industrial complexes. ATS offers a highly customized service tailored to meet each customer's specific energy needs. Through ATS's energy outsourcing programs, customers are able to reduce their capital expenditures on non-strategic assets, realize energy cost savings, and free themselves from energy matters which are incidental to their principal business activities.

PRICE REGULATION OF ENERGY REVENUES

Through 1997, customer rates for non-fuel costs represented a "bundled" price, including production costs and delivery costs, and have been set in past base rate proceedings before utility regulatory commissions. Changes in non-fuel (or base rate) revenues due to volume, or rate changes, generally affect the earnings of the Company.

Energy costs, including fuel and purchased energy, are currently billed to customers located within the Company's service territory under regulated fuel adjustment clause rates. These rates are adjusted periodically for cost changes and are subject to review by utility regulatory commissions. "Fuel revenues", or energy costs billed to customers, do not generally affect net income, because the amount of under- or over-recovered fuel costs is generally deferred until it is subsequently recovered from or returned to utility customers.

As the utility industry is restructured, fuel adjustment clauses are expected to be eliminated, and any differences between energy costs and related revenues will impact future earnings. The Company is currently managing the price risk associated with its unregulated, off-system energy sales through commodity hedging activities as discussed in Note 6 to the Consolidated Financial Statements. When energy sales are deregulated in the Company's service territory, price risk is expected to be managed similarly for these sales.

Electric revenues also include interchange delivery revenues, which result primarily from the sale of electric power to utilities in the Pennsylvania-New Jersey-Maryland (PJM) Interconnection. The PJM Interconnection is an electric power pool comprised of eight utilities in the region, including the Company. Interchange delivery revenues are currently reflected in the calculation of rates charged to customers under fuel adjustment clauses and, thus, do not affect net income. The future deregulation of the generation function will cause the margins from interchange delivery revenues to impact earnings.

Merchant revenues result from off-system energy sales in competitive markets outside the Company's traditional service territory. These sales are not subject to price regulation and include retail competition pilot programs and bulk commodity sales.


ELECTRIC REVENUES AND SALES

The Company's sources of electric revenues as a percentage of total electric revenues are shown below.

                                 1997   1996   1995
                                 -------------------

Retail revenues                  81.0%  85.7%  88.3%
Resale revenues                   6.3%   6.7%   6.5%
Interchange delivery revenues     3.3%   7.6%   5.2%
Merchant revenues                 9.4%     -      -



Electric retail revenues provide the highest gross margin (revenues less fuel and purchased energy costs) of the revenue categories shown above and are currently subject to price regulation. The electric resale and electric merchant businesses' gross margins, as a percent of revenue, are lower due to product differences, greater volume per customer, and competitive/unregulated pricing. However, the Company's new electric merchant business contributed an incremental amount of gross margin in 1997, which enhanced the Company's overall profitability.

In 1997, the percentage of electric retail revenues contributed by the various retail customer classes were as follows: residential-42.6%; commercial-33.9%; industrial-19.6%; and other-3.9%.

Details of the changes in the various components of electric revenues are shown below.


COMPARATIVE INCREASE (DECREASE) FROM PRIOR YEAR IN ELECTRIC REVENUES

(Dollars in Millions)                        1997      1996
-----------------------------------------------------------

Retail and Resale Revenues
 Non-fuel (Base Rate) Revenues               $  8.9   $27.2
 Fuel Revenues                                 32.7    26.8
Interchange Delivery Revenues                 (38.8)   28.0
Merchant Revenues                             102.4     -
                                             --------------
                                             $105.2   $82.0
                                             --------------

For 1997 compared to 1996, electric non-fuel revenues increased $8.9 million mainly due to a 2.6% increase in total retail kilowatt-hour (kWh) sales. The sales increase was due to a 1.4 % increase in the number of regulated retail customers and favorable economic conditions, partly offset by milder weather's unfavorable effect on sales. For 1996 compared to 1995, electric non-fuel revenues increased $27.2 million due to a 4.5% increase in total retail kWh sales which was attributed primarily to a full year of Conowingo District sales in 1996 versus a half year in 1995. As discussed in Note 4 to the Consolidated Financial Statements, the Company acquired Conowingo Power Company (COPCO) in June 1995.

In 1997 and 1996, electric fuel revenues increased $32.7 million and $26.8 million, respectively, due to higher average fuel rates and increased kWh sales.

In 1997, more output was sold off-system through the Company's merchant program (discussed below), reducing kWh deliveries to and revenues from the PJM Interconnection. In 1996, interchange delivery revenues increased $28.0 million principally due to increased energy purchases which enabled the Company to sell more of its higher-cost peaking unit output to utilities in the PJM Interconnection.

Electric merchant revenues, which are not subject to price regulation, increased $102.4 million due to the start-up of the Company's new merchant group which sells power in competitive markets outside the Company's traditional service territory.


ELECTRIC RESALE BUSINESS

With electric resale customers free to choose their electric supplier, the electric resale business continues to be highly competitive. If a supplier other than the local utility is selected, then the local utility receives a fee for delivering the electricity to the resale customer. The status of the Company's contract with its largest electric resale customer, Old Dominion Electric Cooperative (ODEC), is discussed below. Other electric resale customers of the Company have electricity supply contracts with the Company which expire in 2001 to 2004.

Under notice provisions in its electricity supply contract, ODEC informed the Company in August 1996 that it will reduce its load of approximately 200 megawatts (MW) by 60 MW on September 1, 1998, and will further reduce its load to zero on September 1, 2001. The Company and ODEC have signed a new contract under which the Company will supply part of the 60 MW. Due to lower pricing and capacity supplied under this new contract beginning September 1, 1998, annualized earnings per share will decrease by $0.04 to $0.05 based on historical common shares outstanding, which equates to about $0.03 based on pro forma Conectiv common shares outstanding. If ODEC further reduces its load to zero on September 1, 2001, then annualized earnings per share would decrease by an additional $0.04 to $0.05 based on historical common shares outstanding, or about $0.03 to $0.04 based on pro forma Conectiv common shares outstanding. These projected earnings decreases are net of the expected savings from avoided capacity costs, which are expected to rise in price substantially during 1998-2000.


GAS REVENUES, SALES AND TRANSPORTATION

The Company earns gas revenues from gas sales on-system and off-system (merchant sales) and from the transportation of gas for customers. Transportation customers may purchase gas from the Company or other suppliers.

Details of the changes in the various components of gas revenues are shown below.


COMPARATIVE INCREASE (DECREASE) FROM PRIOR YEAR IN GAS REVENUES

(Dollars in Millions)                         1997    1996
----------------------------------------------------------

Non-fuel (Base Rate) Revenues               $(1.2)   $ 3.7
Fuel Revenues                                 8.8     10.5
Merchant Revenues                            82.2      4.6
                                            --------------
                                            $89.8    $18.8
                                            --------------

The total number of on-system gas customers served by the Company increased by 2.3% in 1997 and 2.5% in 1996.

Gas non-fuel revenues decreased $1.2 million in 1997 principally due to a 9.8% decline in residential gas sales from milder winter weather, partly offset by sales to new customers. In 1996, gas non-fuel revenues increased $3.7 million mainly due to customer growth and a colder heating season.

Gas fuel revenues increased $8.8 million in 1997 primarily due to higher fuel rates. In 1996, gas fuel revenues increased $10.5 million due to a prior year refund of over-recovered fuel costs, higher sales, and higher average rates.

The Company launched its gas merchant business in 1996 and ramped-up operations in 1997. Gas merchant revenues increased $82.2 million in 1997 primarily due to higher off-system gas sales. Similar to electric merchant revenues, the margin provided by gas merchant revenues in excess of related purchased gas costs is relatively small due to the competitive nature of bulk commodity sales.

OTHER SERVICES REVENUES

Other service revenues were comprised of the following:


(Dollars in millions)             1997   1996   1995
                                 --------------------
HVAC                             $ 62.8  $ 7.1  $  -
Operation of power plants (1)      23.5   21.5   26.6
Landfill and waste hauling         12.7   14.1   13.5
Other (2)                          28.3   31.7   15.3
                                 --------------------
 Total                           $127.3  $74.4  $55.4
                                 --------------------

 (1) Primarily the Company's operation of the Delaware City power plant which supplies power to Star Enterprises' oil refinery.

 (2) Other includes real estate activities, value-added (energy-related ) services, leveraged leasing, telecommunications and other miscellaneous services.


HVAC revenues increased $55.7 million and $7.1 million in 1997 and 1996, respectively, due to acquisitions by CSI of companies which provide HVAC and plumbing services. (For information concerning CSI, see "Business Plans.") Revenues classified above as "Landfill and waste hauling operations" were earned by Pine Grove, Inc. which was sold in the fourth quarter of 1997, as discussed in Note 5, to the Consolidated Financial Statements. In 1996, "Other" revenues increased $16.4 million due to increased revenues from real estate activities and value-added (energy-related) services.


ELECTRIC FUEL AND PURCHASED ENERGY EXPENSES

In 1997, electric fuel and purchased energy expenses increased $89.2 million compared to 1996 primarily due to greater volumes of energy sold and lower amounts of energy expenses deferred under fuel adjustment clauses.

In 1996, electric fuel and purchased energy expenses increased $59.6 million mainly due to higher kWh sales and interchange deliveries, and higher fuel and purchased energy prices. Lower energy expense recognition due to higher amounts deferred under fuel adjustment clauses mitigated the increase.

For information concerning the Salem outage's impact on electric fuel and purchased energy expenses, see Note 18 to the Consolidated Financial Statements.

The kWh output required to serve load within the Company's service territory is substantially equivalent to total output less interchange deliveries and off-system sales. In 1997, the Company's output for load within its service territory was provided by 35% coal generation, 35% net purchased power, 20% oil and gas generation, and 10% nuclear generation.


GAS PURCHASED

In 1997, gas purchased increased $91.8 million due primarily to larger volumes of gas purchased for resale off-system. In 1996, gas purchased increased $12.6 million principally due to higher prices for purchased gas and less purchased gas costs deferred under the fuel adjustment clause.

OTHER SERVICES' COST OF SALES

Other services' cost of sales increased to $85.2 million in 1997 from $55.3 million in 1996 due to acquisitions of HVAC service companies, partly offset by decreased volume in real estate activities and landfill / waste hauling operations. In 1996, other services' cost of sales increased by $16.3 million primarily due to acquisitions of HVAC service companies and higher volume of real estate activities and value-added (energy-related) services.


OPERATION AND MAINTENANCE EXPENSES

Operation and maintenance expenses increased to $331.8 million in 1997 from $277.9 million in 1996. The $53.9 million increase was mainly due to the start-up of the HVAC, telecommunications, retail energy, and merchant businesses, and costs associated with establishing the Conectiv brand name and gaining new customers. Lower pension cost and Salem outage expenses partly reduced the total increase in operation and maintenance expenses.

In 1996, operation and maintenance expenses increased $12.5 million primarily due to marketing expenses for value-added (energy-related) services, increased costs associated with the Salem outages, and a full year's operation of the Conowingo District.


YEAR 2000

A Conectiv project team has been formed to address the issue of computer programs not properly recognizing the Year 2000. The project team is identifying, analyzing, correcting and reporting on all systems, equipment, and processes suspected of putting Conectiv's businesses or customers at risk. The Year 2000 project team has developed a detailed plan to address the problem.
The project team's goal is to resolve Year 2000 related problems associated with all core systems by the close of 1998. The recent implementation of a new management information system has resolved a substantial portion of the "Year 2000" problem. The Company has also contacted major vendors to review remediation of their Year 2000 issues. The Company believes it will successfully resolve its Year 2000 issues in a timely manner and does not expect related costs to be material to the Company's results of operations or financial position.


DEPRECIATION EXPENSE

Depreciation expense increased $7.8 million in 1997 due to completion of on-going construction projects and installation of new systems. Depreciation expense increased $9.2 million in 1996 due to the completion of on-going construction projects and the acquisition of COPCO in mid-1995.


OTHER INCOME

In 1997, other income increased to $28.2 million from $7.6 million in 1996 primarily due to a $22.9 million pre-tax gain on the sale of the Pine Grove landfill and waste-hauling operations. On an after-tax basis, the gain was $13.7 million or $0.22 per common share.

FINANCING COSTS

Financing costs reflected in the consolidated income statement include interest charges, allowance for funds used during construction (AFUDC), dividends on preferred securities of a subsidiary trust, and dividends on preferred stock.
In 1997, financing costs increased $9.9 million primarily due to higher interest charges from the issuance of $124.2 million of Medium-Term Notes in February 1997 and $42.0 million of Medium-Term Notes in the fourth quarter of 1997, partly offset by savings from the refinancing of $78.4 million of preferred stock in the fourth quarter of 1996. In 1996, financing costs increased $3.2 million primarily due to debt issued in mid-1995 to finance the acquisition of COPCO.


LIQUIDITY AND CAPITAL RESOURCES

The Company's primary capital resources are internally generated funds (net cash provided by operating activities less common and preferred dividends) and external financings. These resources provide capital for utility construction expenditures, expansion of new business lines and other capital requirements, such as repayment of maturing debt and capital lease obligations. Utility construction expenditures are the Company's largest on-going capital requirement and are affected by many factors including growth in demand for electricity. In the foreseeable future, the Company expects that incremental demand for electricity will be supplied with purchased power. This expectation, and the Company's strategy to grow new businesses, has shifted a larger proportion of the Company's capital resources into new businesses.

Capital expenditures increased $4.0 million in 1997 and $26.2 million in 1996. The 1997 increase was principally due to $35 million of capital expenditures to expand CCI's fiber optic network, partially offset by a $30 million decrease in utility construction expenditures, including deferred merger-related costs. In 1996, capital expenditures increased $26.2 million primarily due to higher utility construction.

The Company's cash expenditures for business acquisitions of $17.6 million and $4.9 million in 1997 and 1996, respectively, were due to CSI's acquisition of HVAC and related businesses. In 1995, the Company acquired COPCO for $157.0 million, net of cash acquired, with $125.8 million of long-term debt and the balance with short-term debt.

Operating activities provided net cash inflows of $221.3 million in 1997, $222.7 million in 1996, and $239.4 million in 1995. In 1997, increased cash flows from higher regulated fuel revenues, net of amounts paid for fuel and purchased energy, were offset by planned cost increases associated with investments in new businesses. In 1996, net cash flow from operating activities decreased $16.7 million due to lower electric fuel revenues, net of amounts paid for electric fuel and purchased energy.

After deducting common and preferred dividend payments of $98.0 million in 1997, $102.4 million in 1996, and $102.0 million in 1995, internally generated funds were $123.2 million in 1997, $120.3 million in 1996, and $137.4 million in 1995. Internally generated funds provided 110%, 79%, and 101% of the cash required for utility construction in 1997, 1996, and 1995, respectively.

"Sales of nonutility assets" under cash flows from investing activities includes $33.4 million of pre-tax proceeds from the 1997 sale of Pine Grove Inc.'s landfill and waste-hauling operations. The principal effects of the sale on the consolidated balance sheet were a $23.7 million decrease in nonutility property and an $11.7 million decrease in variable rate demand bonds.

Long-term financings during 1995-1997, net of long-term refinancings and redemptions, raised $292.8 million of net capital. Sources of cash from long-term financings, net of refinancings and redemptions, included the following:

$28.9 million of common stock; $260.6 million of long-term debt; $11.7 million of variable rate demand bonds; and $70.0 million of Company obligated mandatorily redeemable preferred securities issued by the Company's subsidiary trust (as discussed below). Preferred stock outstanding was reduced by $78.4 million during this period.

Depending on its financing needs, the Company periodically raises cash by issuing common stock through its Dividend Reinvestment and Common Share Purchase Plan (DRIP). Alternatively, the Company at times provides DRIP shares to investing stockholders by purchasing its common shares in the open market.

In February 1997, the Company issued $124.2 million of unsecured Medium Term Notes with maturities of 10 to 30 years and interest rates of 7.06% to 7.72% . The proceeds were used to repay short-term debt. On the consolidated balance sheet as of December 31, 1996, $77.0 million of short-term debt was reclassified to long-term debt to recognize the amount of short-term debt refinanced with the Medium Term Notes.

In September 1997, $25.0 million of 6 3/8% First Mortgage Bonds were redeemed at maturity. In June 1998, $25 million of 5.69%, Medium Term Notes are scheduled to mature.

In the fourth quarter of 1997, the Company repaid short-term debt with proceeds from the issuance of $42 million of unsecured Medium-Term Notes with maturities of 5 to 9 years and interest rates of 6.6% to 6.8%.

In January 1998, the Company issued $33.0 million of 6.81% Medium-Term Notes, which mature in 20 years, and used $25.4 million of the proceeds to repay short-term debt. In recognition of this refinancing, $25.4 million of short-term debt was reclassified to long-term debt on the consolidated balance sheet as of December 31, 1997.

In October 1996, a subsidiary trust of the Company issued $70 million of 8.125% Company obligated mandatorily redeemable preferred securities and loaned the proceeds to the Company. On a consolidated basis, this financing vehicle results in a tax benefit which is equivalent to the tax effect of a deduction for distributions on the preferred securities. The proceeds from the issuance of the preferred securities and additional short-term debt were used to retire $78.4 million of the Company's preferred stock, which had an average dividend rate of 6.9%. On an after-tax basis, the refinancing lowers financing costs by approximately $1.5 million annually.

The Company's capital structure as of December 31, 1997 and 1996, expressed as a percentage of total capitalization, is shown below.


                                                 1997   1996
                                                 ------------

Long-term debt and variable rate demand bonds    48.7%  47.5%
Mandatorily redeemable preferred securities       3.2%   3.3%
Preferred stock                                   4.1%   4.3%
Common stockholders' equity                      44.0%  44.9%


Presented below are Conectiv's estimated capital requirements, including anticipated expenditures for business acquisitions.

(Dollars in Millions)              1998    1999     2000    2001    2002
                                  ---------------------------------------
Conectiv Enterprises
 Conectiv Communications, Inc.    $ 32.8  $ 34.2  $  38.6  $ 36.6  $ 25.1
 Conectiv Energy                     0.9     0.5      0.1     0.2       -
 Conectiv Services, Inc.            31.5    27.7      2.9     1.2     1.2
 Conectiv Solutions                  7.3    40.2     28.3    31.7    36.0
 Conectiv Thermal Systems           25.3       -     16.5    12.3       -
                                  ---------------------------------------
                                    97.8   102.6     86.4    82.0    62.3
Conectiv Energy Delivery           131.1   142.2    148.0   136.3   134.6
Conectiv Energy Supply              54.0    82.7     59.3    96.1    61.7
                                  ---------------------------------------
 Subtotal                          282.9   327.5    293.7   314.4   258.6
Debt Maturities and Other          111.5    69.9     56.2    62.6   118.2
                                  ---------------------------------------
 Consolidated Conectiv            $394.4  $397.4   $349.9  $377.0  $376.8
                                  ---------------------------------------

Over the five year forecast period Conectiv's capital requirements, exclusive of maturing debt, are expected to be funded by internally generated funds.
External financing, during the five year period, is anticipated only for the refunding of maturing debt.



NONUTILITY SUBSIDIARIES

For summarized financial information on the Company's nonutility subsidiaries, please refer to Note 20 to the Consolidated Financial Statements.


FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (Litigation Reform Act) provides a "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been made in this report. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will," "anticipate," "estimate," "expect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation and the unbundling of energy supplies and services; an increasingly competitive energy marketplace; sales retention and growth; federal and state regulatory actions; costs of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; and credit market concerns. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Litigation Reform Act.

Delmarva Power & Light Company

REPORT OF MANAGEMENT

Management is responsible for the information and representations contained in the Company's financial statements. Our financial statements have been prepared in conformity with generally accepted accounting principles, based upon currently available facts and circumstances and management's best estimates and judgments of the expected effects of events and transactions.

Delmarva Power & Light Company maintains a system of internal controls designed to provide reasonable, but not absolute, assurance of the reliability of the financial records and the protection of assets. The internal control system is supported by written administrative policies, a program of internal audits, and procedures to assure the selection and training of qualified personnel.

Coopers & Lybrand L.L.P., independent accountants, are engaged to audit the financial statements and express their opinion thereon. Their audits are conducted in accordance with generally accepted auditing standards which include a review of selected internal controls to determine the nature, timing, and extent of audit tests to be applied.

The Audit Committee of the Board of Directors, composed of outside directors only, meets with management, internal auditors, and independent accountants to review accounting, auditing, and financial reporting matters. The independent accountants are appointed by the Board on recommendation of the Audit Committee, subject to stockholder approval.

Howard E. Cosgrove                                 Barbara S. Graham
Chairman of the Board, President                   Senior Vice President
and Chief Executive Officer                        and Chief Financial Officer

March 1, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Delmarva Power & Light Company
Wilmington, Delaware

We have audited the accompanying consolidated balance sheets of Delmarva Power & Light Company and Subsidiary Companies as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delmarva Power & Light Company and Subsidiary Companies as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 6, 1998, except as to
the information presented in
Note 4 under Merger with
Atlantic Energy, Inc., for
which the effective date of the
merger is March 1, 1998

Delmarva Power & Light Company
CONSOLIDATED STATEMENTS OF INCOME

                                                                            Year Ended December 31,
(Dollars in Thousands)                                               1997             1996           1995
-----------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Electric                                                       $1,092,144         $986,921      $904,904
  Gas                                                               204,057          114,284        95,441
  Other services                                                    127,301           74,370        55,380
                                                      -----------------------------------------------------------
                                                                  1,423,502        1,175,575     1,055,725
                                                      -----------------------------------------------------------
OPERATING EXPENSES
  Electric fuel and purchased power                                 416,640          327,464       267,885
  Gas purchased                                                     153,027           61,208        48,615
  Other services' cost of sales                                      85,192           55,276        38,970
  Purchased electric capacity                                        28,470           32,126        29,116
  Operation and maintenance                                         331,770          277,893       265,400
  Depreciation                                                      136,340          128,571       119,393
  Taxes other than income taxes                                      37,634           35,737        31,921
                                                      -----------------------------------------------------------
                                                                  1,189,073          918,275       801,300
                                                      -----------------------------------------------------------
OPERATING INCOME                                                    234,429          257,300       254,425
                                                      -----------------------------------------------------------

OTHER INCOME
  Allowance for equity funds used during construction                 1,337            1,338           708
  Other income                                                       28,187            7,595         4,716
                                                      -----------------------------------------------------------
                                                                     29,524            8,933         5,424
                                                      -----------------------------------------------------------

INTEREST EXPENSE
  Interest charges                                                   83,398           74,242        69,191
  Allowance for borrowed funds used during
    construction and capitalized interest                            (2,996)          (3,926)       (2,370)
                                                      -----------------------------------------------------------
                                                                     80,402           70,316        66,821
                                                      -----------------------------------------------------------

DIVIDENDS ON PREFERRED SECURITIES
  OF A SUBSIDIARY TRUST                                               5,687            1,390            -
                                                      -----------------------------------------------------------

INCOME BEFORE INCOME TAXES                                          177,864          194,527       193,028

INCOME TAXES                                                         72,155           78,340        75,540
                                                      -----------------------------------------------------------

NET INCOME                                                          105,709          116,187       117,488

DIVIDENDS ON PREFERRED STOCK                                          4,491            8,936         9,942
                                                      -----------------------------------------------------------

EARNINGS APPLICABLE TO COMMON STOCK                                $101,218         $107,251      $107,546
                                                      ===========================================================


Common Stock
  Average Shares of Common Stock Outstanding (000)                   61,122           60,698        60,217
  Basic and Diluted Earnings Per Average Share
    of Common Stock                                                   $1.66            $1.77         $1.79
  Dividends Declared Per Share of Common Stock                        $1.54            $1.54         $1.54


See accompanying Notes to Consolidated Financial Statements.

Delmarva Power & Light Company
CONSOLIDATED BALANCE SHEETS

                                                                 As of December 31,
(Dollars in Thousands)                                      1997                  1996
-----------------------------------------------------------------------------------------
ASSETS

Current Assets
  Cash and cash equivalents                             $35,339                  $36,533
  Accounts receivable                                   197,561                  142,431
  Inventories, at average cost
    Fuel (coal, oil and gas)                             37,425                   36,584
    Materials and supplies                               40,518                   41,292
  Prepayments                                            11,255                   20,233
  Deferred energy costs                                  18,017                   31,127
  Deferred income taxes, net                                776                      -
                                                      -----------------------------------
                                                        340,891                  308,200
                                                      -----------------------------------

Investments
  Investment in leveraged leases                         46,375                   46,961
  Funds held by trustee                                  48,086                   38,923
  Other investments                                       9,500                    4,155
                                                      -----------------------------------
                                                        103,961                   90,039
                                                      -----------------------------------

Property, Plant and Equipment
  Electric utility plant                              3,010,060                2,961,940
  Gas utility plant                                     241,580                  229,362
  Common utility plant                                  154,791                  136,897
                                                      -----------------------------------
                                                      3,406,431                3,328,199
  Less: Accumulated depreciation                      1,373,676                1,296,513
                                                      -----------------------------------
  Net utility plant in service                        2,032,755                2,031,686
  Utility construction work-in-progress                  93,017                  118,208
  Leased nuclear fuel, at amortized cost                 31,031                   31,513
  Nonutility property, net                               74,811                   55,408
  Goodwill, net                                          92,602                   83,505
                                                      -----------------------------------
                                                      2,324,216                2,320,320
                                                      -----------------------------------

Deferred Charges and Other Assets
  Prepaid employee benefits costs                        58,111                   35,146
  Unamortized debt expense                               12,911                   13,858
  Deferred debt refinancing costs                        18,760                   21,366
  Deferred recoverable income taxes                      88,683                   90,263
  Other                                                  67,948                   52,663
                                                      -----------------------------------
                                                        246,413                  213,296
                                                      -----------------------------------
Total Assets                                         $3,015,481               $2,931,855
                                                     ====================================


See accompanying Notes to Consolidated Financial Statements.

Delmarva Power & Light Company
CONSOLIDATED BALANCE SHEETS

                                                                        As of December 31,
(Dollars in Thousands)                                               1997                 1996
-------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES

Current Liabilities
  Short-term debt                                                 $23,254                $74,355
  Long-term debt due within one year                               33,318                 27,676
  Variable rate demand bonds                                       71,500                 85,000
  Accounts payable                                                103,607                 81,628
  Taxes accrued                                                    10,723                    -
  Interest accrued                                                 19,902                 16,193
  Dividends payable                                                23,775                 23,265
  Current capital lease obligation                                 12,516                 12,598
  Deferred income taxes, net                                          -                    7,276
  Other                                                            35,819                 31,489
                                                                ---------------------------------
                                                                  334,414                359,480
                                                                ---------------------------------

Deferred Credits and Other Liabilities
  Deferred income taxes, net                                      492,792                479,151
  Deferred investment tax credits                                  39,942                 42,501
  Long-term capital lease obligation                               19,877                 20,552
  Other                                                            30,585                 31,522
                                                                ---------------------------------
                                                                  583,196                573,726
                                                                ---------------------------------

Capitalization
  Common stock, $2.25 par value; 90,000,000 shares authorized;
    shares outstanding: 1997 - 61,210,262, 1996 - 60,682,719      139,116                136,765
  Additional paid-in capital                                      526,812                508,300
  Retained earnings                                               300,757                293,604
                                                                ---------------------------------
                                                                  966,685                938,669
  Treasury shares, at cost:
        1997--619,237 shares, 1996--101,831 shares                (11,687)                (2,138)
  Unearned compensation                                              (502)                (1,618)
                                                                ---------------------------------
    Total common stockholders' equity                             954,496                934,913
  Cumulative preferred stock                                       89,703                 89,703
  Company obligated mandatorily redeemable
    preferred securities of subsidiary trust holding
    solely Company debentures                                      70,000                 70,000
  Long-term debt                                                  983,672                904,033
                                                               ----------------------------------
                                                                2,097,871              1,998,649
                                                               ----------------------------------

  Commitments and Contingencies (Notes 15 and 19)

Total Capitalization and Liabilities                           $3,015,481             $2,931,855
                                                               ==================================


See accompanying Notes to Consolidated Financial Statements.

Delmarva Power & Light Company
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year Ended December 31,
(Dollars in Thousands)                                                     1997          1996          1995
--------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                             $105,709      $116,187      $117,488
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Depreciation and amortization                                       142,734       134,109       127,268
      Allowance for equity funds used during construction                  (1,337)       (1,338)         (708)
      Investment tax credit adjustments, net                               (2,560)       (2,560)       (2,516)
      Deferred income taxes, net                                            7,169        33,218        15,992
      Net change in:
        Accounts receivable                                               (53,911)       (5,030)      (14,022)
        Inventories                                                         4,763        (4,489)       18,590
        Accounts payable                                                   16,394        18,418         3,269
        Other current assets & liabilities (1)                             43,450       (48,383)      (14,349)
      Gains on sales of nonutility assets                                 (22,896)         (380)       (3,420)
      Other, net                                                          (18,250)      (17,100)       (8,164)
                                                           ---------------------------------------------------
Net cash provided by operating activities                                 221,265       222,652       239,428
                                                           ---------------------------------------------------

Cash Flows From Investing Activities
  Acquisition of businesses, net of cash acquired                         (17,594)       (4,884)     (157,014)
  Capital expenditures                                                   (173,008)     (169,012)     (142,833)
  Change in working capital for construction                                   55        (4,880)        1,102
  Sales of nonutility assets                                               34,880           793         4,970
  Decrease in bond proceeds held in trust funds                             2,002         7,163         2,658
  Deposits to nuclear decommissioning trust funds                          (4,240)       (4,238)       (3,612)
  Other, net                                                                1,132         1,195          (351)
                                                           ---------------------------------------------------
Net cash used by investing activities                                    (156,773)     (173,863)     (295,080)
                                                           ---------------------------------------------------

Cash Flows From Financing Activities
  Dividends:   Common                                                     (93,811)      (93,290)      (92,221)
               Preferred                                                   (4,233)       (9,102)       (9,813)
  Issuances:   Long-term debt (2)                                         166,200           -         125,800
               Variable rate demand bonds                                     -             -          15,000
               Common stock                                                17,807           486        24,693
               Preferred securities (3)                                       -          70,000           -
  Redemptions: Long-term debt (2)                                         (28,540)       (1,504)       (1,388)
               Variable rate demand bonds                                  (1,800)       (1,500)          -
               Common stock                                                (7,323)       (5,466)       (1,253)
               Preferred stock                                                -         (78,383)          -
  Principal portion of capital lease payments                              (6,813)       (5,538)       (7,875)
  Net change in term loan (4)                                                 -             -         (45,000)
  Net change in short-term debt                                          (102,671)       86,498        53,154
  Cost of issuances and refinancings                                       (4,502)       (3,408)       (1,523)
                                                           ---------------------------------------------------
Net cash used by financing activities                                     (65,686)      (41,207)       59,574
                                                           ---------------------------------------------------
Net change in cash and cash equivalents                                    (1,194)        7,582         3,922
Beginning of year cash and cash equivalents                                36,533        28,951        25,029
                                                           ---------------------------------------------------
End of year cash and cash equivalents                                     $35,339       $36,533       $28,951
                                                           ===================================================


(1) Other than debt and deferred income taxes classified as current.
(2) Excluding net change in term loan.
(3) Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company debentures.
(4) As of December 31, 1994, the Company had a $45.0 million term loan which was classified as long-term debt.

See accompanying Notes to Consolidated Financial Statements.

Delmarva Power & Light Company
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY


                                            Common                   Additional                            Unearned
                                            Shares         Par          Paid-in    Retained    Treasury     Compen-
(Dollars in Thousands)                 Outstanding       Value (1)      Capital    Earnings       Stock      sation       Total
--------------------------------------------------------------------------------------------------------------------------------
Balance as of January 1, 1995           59,542,006    $133,970       $484,377      $267,002   $    -        ($1,180)   $884,169
Net income                                                                          117,488                             117,488
Cash dividends declared
     Common stock ($1.54 per share)                                                 (92,686)                            (92,686)
     Preferred stock                                                                 (9,942)                             (9,942)
Issuance of common stock
     DRIP (2)                            1,210,048       2,723         21,806                                            24,529
     Stock options                           3,900           9             63                                                72
     Other issuance                          4,731          11             82                                                93
Reacquired common shares                   (63,370)                                              (1,253)         19      (1,234)
Common shares granted (3)                   62,050                                                1,223      (1,223)        -
Amortization of unearned compensation                                                                           951         951
                                     -------------------------------------------------------------------------------------------

Balance as of December 31, 1995         60,759,365     136,713        506,328       281,862         (30)     (1,433)    923,440
Net income                                                                          116,187                             116,187
Cash dividends declared
     Common stock ($1.54 per share)                                                 (93,294)                            (93,294)
     Preferred stock                                                                 (8,936)                             (8,936)
Issuance of common stock
     Business acquisitions                 212,350                                                4,396                   4,396
     DRIP (2)                               21,465          47            388                                               435
     Stock options                           2,400           5             45                                                50
     Expenses                                                             (72)                                              (72)
Reacquired common stock                   (312,861)                       532                    (6,504)        363      (5,609)
Amortization of unearned compensation                                     687                                  (548)        139
Refinancing of preferred stock                                            392        (2,215)                             (1,823)
                                     -------------------------------------------------------------------------------------------

Balance as of December 31, 1996         60,682,719     136,765        508,300       293,604      (2,138)     (1,618)    934,913
Net income                                                                          105,709                             105,709
Cash dividends declared
     Common stock ($1.54 per share)                                                 (94,065)                            (94,065)
     Preferred stock                                                                 (4,491)                             (4,491)
Issuance of common stock
     DRIP (2)                              965,655       2,173         15,485                                            17,658
     LTIP (3)                               71,103         160          1,200                                (1,360)        -
     Stock options                           5,450          12             88                                               100
     Other issuance                          2,741           6             47                                                53
Reacquired common stock                   (517,406)                       230                    (9,549)      2,162      (7,157)
Amortization of unearned compensation                                   1,462                                   314       1,776

                                     -------------------------------------------------------------------------------------------
Balance as of December 31, 1997         61,210,262    $139,116       $526,812      $300,757    ($11,687)      ($502)   $954,496
                                     ===========================================================================================

(1) The Company's common stock has a par value of $2.25 per share and 90,000,000 shares are authorized.
(2) Dividend Reinvestment and Common Share Purchase Plan (DRIP)--As of December 31, 1997, 3,742,677 shares remained available under the Company's registration statement filed with the Securities and Exchange Commission for issuance of shares through the DRIP.
(3) Shares of restricted common stock granted under the Company's Long-Term Incentive Plan.

See accompanying Notes to Consolidated Financial Statements.

Delmarva Power & Light Company
Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES
NATURE OF BUSINESS

As discussed in Note 4 to the Consolidated Financial Statements, Delmarva Power & Light Company (the "Company") and Atlantic Energy, Inc. (Atlantic) merged on March 1, 1998 to form a new company named Conectiv.

In 1997, the Company's revenues were earned from the following sources: 77% from the sale and delivery of electricity, 14% from the sale and transportation of gas, and 9% from other services.

The Company provides regulated electric service (supply and delivery) to approximately 448,300 customers located on the Delmarva Peninsula and also sells electricity off-system in markets which are not subject to price regulation. The Company's traditional electric service territory on the Delmarva Peninsula, which includes Delaware, ten primarily Eastern Shore counties in Maryland, and the Eastern Shore of Virginia, encompasses an area consisting of about 6,000 square miles with a population of approximately 1.2 million.

The Company provides regulated gas service (supply and/or transportation) to approximately 103,200 customers located in an area consisting of about 275 square miles with a population of approximately 480,000 in northern Delaware, including the City of Wilmington. The Company also sells gas off-system in markets which are not subject to price regulation.

"Other services," which are not subject to utility regulation, are sold by the Company and its wholly owned subsidiaries. As of December 31, 1997, other services' business activities were conducted primarily by three subsidiaries:
Conectiv Services, Inc., which provides heating, ventilation, and air-conditioning (HVAC) sales, installation and services; Conectiv Communications, Inc., which provides local and long-distance phone service; and Delmarva Capital Investments, Inc., which is involved in power plant operating services, real estate activities, and leveraged equipment leases. Delmarva Capital Investments, Inc. sold its landfill and waste-hauling operations in 1997 as discussed in Note 5 to the Consolidated Financial Statements.


REGULATION OF UTILITY OPERATIONS

The Company is subject to regulation with respect to its retail utility sales by the Delaware and Maryland Public Service Commissions (DPSC and MPSC, respectively) and the Virginia State Corporation Commission (VSCC), which have powers over rate matters, accounting, and terms of service. Gas sales are subject to regulation by the DPSC. The Federal Energy Regulatory Commission
(FERC) exercises jurisdiction with respect to the Company's accounting systems and policies, the transmission of electricity, the wholesale sale of electricity, and interchange and other purchases and sales of electricity involving other utilities. The FERC also regulates the price and other terms of transportation of natural gas purchased by the Company. Excluding off-system sales not subject to price regulation, the percentage of electric and gas utility operating revenues regulated by each Commission for the year ended December 31, 1997, was as follows: DPSC, 64.0%; MPSC, 27.0%; VSCC, 2.7%; and FERC, 6.3%.

Refer to Note 9 to the Consolidated Financial Statements for a discussion of regulatory assets arising from the financial effects of rate regulation.

CONSOLIDATION POLICY

The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain reclassifications, not affecting net income, have been made to conform amounts previously reported to the current presentation. Primarily, the operating results of nonutility subsidiaries were reclassified from "Other income" into other classifications within the income statement.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


UTILITY REVENUES

At the end of each month, there is an amount of electric and gas service rendered from the last meter reading to the month-end which has not yet been billed to customers. The non-fuel (base rate) revenues associated with such unbilled services are accrued by the Company.

When interim rates are placed in effect subject to refund, the Company recognizes revenues based on expected final rates.


FUEL EXPENSE

Fuel costs charged to the Company's results of operations generally are adjusted to match fuel costs included in customer billings (fuel revenues). The difference between fuel revenues and actual fuel costs incurred is reported on the Consolidated Balance Sheets as "Deferred energy costs." The deferred balance is subsequently recovered from or returned to utility customers.

The Company's share of nuclear fuel at the Peach Bottom Atomic Power Station (Peach Bottom) and the Salem Nuclear Generating Station (Salem) is financed through a contract which is accounted for as a capital lease. Nuclear fuel costs, including a provision for the future disposal of spent nuclear fuel, are charged to fuel expense on a unit-of-production basis.


FINANCIAL INSTRUMENTS

The Company's Energy Supply business group uses futures, options and swap agreements to hedge firm commitments or anticipated transactions of commodities associated with the energy sector (natural gas and electricity). In order to qualify for hedge accounting a derivative, at its inception and on an ongoing basis, must be expected to substantially offset adverse price movements in the firm commitment or anticipated transaction that it is hedging. Gains and losses related to qualifying hedges are deferred and are recognized in income when the underlying transaction occurs. If subsequent to being hedged, underlying transactions are no longer likely to occur or the hedge is no longer effective, the related derivatives gains or losses are recognized currently in income. Gains and losses on derivatives that do not qualify as hedges are recognized currently in revenues. Premiums paid for options are included as current assets in the consolidated balance sheet until they are exercised or expire. Margin requirements for futures contracts are also recorded as current assets. Unrealized gains and losses on all futures contracts are deferred on the consolidated balance sheet as either current assets or deferred credits. The cash flows from derivatives are included in the cash flows from operations section of the cash flow statement.


DEPRECIATION EXPENSE

The annual provision for depreciation on utility property is computed on the straight-line basis using composite rates by classes of depreciable property. The relationship of the annual provision for depreciation for financial accounting purposes to average depreciable property was 3.7% for 1997 and 3.6% for 1996 and 1995. Depreciation expense includes a provision for the Company's share of the estimated cost of decommissioning nuclear power plant reactors based on amounts billed to customers for such costs. Refer to Note 7 to the Consolidated Financial Statements for additional information on nuclear decommissioning.


INCOME TAXES

Refer to Note 3 for the Company's accounting policy on income taxes and investment tax credits.


DEBT REFINANCING COSTS

Costs of refinancing debt are deferred and amortized over the period during which the refinancing costs are recovered in utility rates.


INTEREST EXPENSE

The amortization of debt discount, premium, and expense, including refinancing expenses, is included in interest expense.


ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

Allowance for Funds Used During Construction (AFUDC) is included in the cost of utility plant and represents the cost of borrowed and equity funds used to finance construction of new utility facilities. In the Consolidated Statements of Income, the borrowed funds component of AFUDC is reported as a reduction of interest expense and the equity funds component of AFUDC is reported as other income. AFUDC was capitalized on utility plant construction at the rates of 7.5% in 1997, 6.7% in 1996, and 7.1% in 1995.


STOCK-BASED EMPLOYEE COMPENSATION

Refer to Note 10 to the Consolidated Financial Statements for the Company's accounting policy on stock-based employee compensation.


GOODWILL

The Company amortizes goodwill arising from business acquisitions over the shorter of the estimated useful life or 40 years.

LEVERAGED LEASES

As of December 31, 1997, the Company's portfolio of leveraged leases, held by a nonutility subsidiary, consisted of five aircraft leased to three separate airlines. The Company's investment in leveraged leases includes the aggregate of rentals receivable (net of principal and interest on nonrecourse indebtedness) and estimated residual values of the leased equipment less unearned and deferred income (including investment tax credits). Unearned and deferred income is recognized at a level rate of return during the periods in which the net investment is positive.


FUNDS HELD BY TRUSTEE

Funds held by trustee are stated at fair market value and generally include deposits in the Company's external nuclear decommissioning trusts and unexpended, restricted, tax-exempt bond proceeds.


EARNINGS PER SHARE

Earnings per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Under SFAS No. 128, basic earnings per share is computed based on earnings applicable to common stock (net income less preferred dividends) divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed based on earnings applicable to common stock divided by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive common stock equivalents. The effect of dilutive common stock equivalents was not significant, consequently for 1997, 1996, and 1995, the Company's basic and diluted earnings per share were the same amounts.

CASH EQUIVALENTS

In the consolidated financial statements, the Company considers highly liquid marketable securities and debt instruments purchased with a maturity of three months or less to be cash equivalents.



2. SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID DURING THE YEAR

(Dollars in Thousands)                    1997     1996     1995
                                       -------------------------
Interest, net of capitalized amount    $73,211  $67,596  $62,660
Income taxes, net of refunds           $53,550  $56,582  $66,764


3. INCOME TAXES

The Company files a consolidated federal income tax return which includes its wholly owned subsidiaries. Income taxes are allocated to the Company's subsidiaries based upon the taxable income or loss of each subsidiary.

Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement and tax bases of existing assets and liabilities and are measured using presently enacted tax rates. The portion of the Company's deferred tax liability applicable to utility operations that has not been reflected in current customer rates represents income taxes recoverable through future rates and is reflected on the Consolidated Balance Sheets as "Deferred recoverable income taxes." Deferred recoverable income taxes were $88.7 million and $90.3 million as of December 31, 1997 and 1996, respectively.

Deferred income tax expense represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits (ITC) from regulated operations are being amortized over the useful lives of the related utility plant. ITC associated with leveraged leases are being amortized over the lives of the related leases during the periods in which the net investment is positive.


COMPONENTS OF CONSOLIDATED INCOME TAX EXPENSE

(Dollars in Thousands)                      1997     1996       1995
                                          ----------------------------
Federal:              Current             $58,737   $40,953   $51,780
                      Deferred              6,589    26,131    12,766
State:                Current               8,810     6,729    10,284
                      Deferred                579     7,087     3,226
Investment tax credit adjustments, net     (2,560)   (2,560)   (2,516)
                                          ----------------------------
                                          $72,155   $78,340   $75,540
                                          ----------------------------



RECONCILIATION OF EFFECTIVE INCOME TAX RATE

The amount computed by multiplying income before tax by the federal statutory rate is reconciled below to the total income tax expense.

                                     1997           1996            1995

(Dollars in Thousands)         Amount   Rate   Amount   Rate   Amount    Rate
------------------------------------------------------------------------------
Statutory federal income
 tax expense                   $62,252   35%   $68,084   35%   $67,560    35%
Increase (decrease) due to
 State income taxes, net of
  federal tax benefit            6,102    4      8,980    5      8,792     5
 Other, net                      3,801    2      1,276    -       (812)   (1)
                               -----------------------------------------------
Total income tax expense       $72,155   41%   $78,340   40%   $75,540    39%
                               ===============================================


COMPONENTS OF DEFERRED INCOME TAXES

The tax effect of temporary differences that give rise to the Company's net deferred tax liability are shown below.

                                      As of December 31,
(Dollars in Thousands)                 1997      1996
--------------------------------------------------------
Deferred Tax Liabilities
 Utility plant basis differences
  Accelerated depreciation            $300,558  $275,230
  Other                                109,303   111,891
 Leveraged leases                       38,288    41,604
 Deferred recoverable income taxes      41,061    42,556
 Deferred energy costs                   7,054    13,240
 Other                                  81,482    75,332
                                      ------------------
 Total deferred tax liabilities        577,746   559,853
Deferred Tax Assets
 Deferred ITC                           14,815    15,902
 Other                                  70,915    57,524
                                      ------------------
 Total deferred tax assets              85,730    73,426
                                      ------------------
Total deferred taxes, net             $492,016  $486,427
                                      ==================

Valuation allowances for deferred tax assets were not material as of December 31, 1997 and 1996.


4. MERGERS AND ACQUISITIONS

MERGER WITH ATLANTIC ENERGY, INC.

On August 12, 1996, the Company announced plans to merge with Atlantic Energy, Inc. (Atlantic). On March 1, 1998 the two companies merged into a new company named Conectiv. Prior to the merger, Atlantic owned Atlantic City Electric Company (ACE), an electric utility, and subsidiaries engaged in nonutility businesses. ACE serves approximately 481,000 customers in a 2,700 square mile area in southern New Jersey. For financial information about Atlantic and ACE, see the tables presented at the end of this note.


Under the merger approval settlement agreements with the DPSC, MPSC, and VSCC, the Company will reduce retail base rates in order to share with utility customers a portion (ranging from approximately 50% to 60%) of the net cost savings expected to result from the merger. The annualized amounts of the retail base rate decreases are as follows:




                              Annualized Base
  Jurisdiction                Rate Decrease        Effective Date
----------------------------  -----------------    --------------
  Delaware retail electric    $7.5 million (1.5%)  March 1, 1998
  Delaware retail electric    $0.6 million (0.1%)  March 1, 1999
  Delaware retail electric    $0.4 million (0.1%)  March 1, 2000
  Delaware gas                $0.5 million (0.5%)  March 1, 1999
  Maryland retail electric    $3.5 million (1.3%)  March 1, 1998
  Virginia retail electric    $0.5 million (1.5%)  March 1, 1998


Under the merger order of the Board of Public Utilities (BPU) in New Jersey, ACE will share approximately 75% of the estimated merger savings with its customers through a $15.75 million (on an annualized basis) electric rate reduction.

On June 26, 1997, the Company and Atlantic announced that enhanced retirement offers (ERO) and other employee separation programs were expected to be utilized to achieve workforce reductions concurrent with the merger of the two companies. As of December 31, 1997, the ERO and other employee separation programs were contingent on consummation of the merger. Employee separation costs and other merger costs related to Delmarva will be expensed and are estimated to be approximately $55 million to $60 million before taxes ($33 million to $36 million after taxes).


Conectiv, a corporation formed to accomplish the merger, holds the common stock of the Company and ACE and is a registered holding company under the Public Utility Holding Company Act of 1935. Each outstanding share of the Company's common stock, par value $2.25 per share, is being exchanged for one share of Conectiv's common stock, par value $0.01 per share. Each share of Atlantic's common stock, no par value per share, is being exchanged for 0.75 of one share of Conectiv's common stock and 0.125 of one share of Conectiv's Class A common stock, par value $0.01 per share. Class A common stock gives holders of Atlantic common stock a proportionately greater opportunity to share in the growth prospects of, and a proportionately greater exposure to the uncertainties associated with the electric utility business of ACE. Earnings applicable to Class A common stock will be equal to 30% of the net of (1) earnings attributable to ACE's regulated electric utility business, as the business existed on August 9, 1996, less (2) $40 million per year. Earnings applicable to Conectiv common stock will be the consolidated earnings of Conectiv less earnings applicable to Class A common stock.

The merger is being accounted for under the purchase method of accounting, with the Company as the acquirer. The total consideration to be paid to Atlantic's common stockholders, measured by the average daily closing market price of Atlantic's common stock for the three trading days immediately preceding and the three trading days immediately following the public announcement of the merger, is $921.0 million. The consideration paid plus estimated acquisition costs and liabilities assumed in connection with the merger are expected to exceed the net book value of Atlantic's net assets by approximately $200.5 million, which will be recorded as goodwill. The actual amount of goodwill recorded will be based on Atlantic's net assets as of the merger date and, accordingly, will vary from the preceding estimate which is based on Atlantic's net assets as of December 31, 1997. The goodwill will be amortized over 40 years.

Pro forma unaudited financial information for Conectiv on a consolidated basis, giving effect to the merger as if it had occurred on January 1, 1997, and actual reported financial information for Atlantic and ACE is presented below. The pro forma information excludes expected one-time charges related to the merger such as the ERO and other employee separation costs. The pro forma information is not necessarily indicative of the results that would have occurred in 1997, or that will occur in the future.

SUMMARIZED INCOME STATEMENT INFORMATION (UNAUDITED)

                                            Year Ended December 31, 1997
                                            ----------------------------
(Dollars in Thousands except               PRO FORMA
per share amounts)                          CONECTIV    ATLANTIC      ACE
-----------------------------------------------------------------------------
Operating Revenues                         $2,525,862  $1,102,360  $1,084,890
Net Income                                 $  185,923  $   74,405  $   85,747
Earnings Applicable to Common Stock:
 Common stock                              $  170,005  $   74,405  $   80,926
 Class A common stock (1)                  $   15,918
Average common shares outstanding (000)
 Common stock                                 100,500      52,280
 Class A common stock                           6,563
Basic and Diluted Earnings per average
share outstanding of:
 Common stock                              $     1.69  $     1.42
 Class A common stock                      $     2.43

(1) The calculation of pro forma 1997 earnings applicable to Class A common stock is shown below.

   (Dollars in Thousands)
   ACE earnings applicable to common stock                               $ 80,926
   Add:     Termination of employee benefit plans due to merger            15,600
   Less:    Net earnings of nonutility activities specifically excluded    (3,466)
   Less:    Fixed amount of $40 million per year                          (40,000)
                                                                         --------
   Subtotal                                                                53,060
   Percentage applicable to Class A common stock                               30%
                                                                         --------
   Earnings applicable to Class A common stock                           $ 15,918
                                                                         --------

SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)

                                            As of December 31, 1997
                                            -----------------------
(Dollars in Thousands except             PRO FORMA
per share amounts)                       CONECTIV    ATLANTIC      ACE
--------------------------------------------------------------------------
Current assets                          $  599,747  $  268,022  $  239,751
Noncurrent assets                        5,329,687   2,455,862   2,197,004
                                        ----------------------------------
Total assets                            $5,929,434  $2,723,884  $2,436,755
                                        ----------------------------------
Current liabilities                     $  774,458  $  342,526  $  181,880
Noncurrent liabilities                   3,033,099   1,472,325   1,347,892
Preferred stock and securities             283,653     123,950     123,950
Common shareholders' equity              1,838,224     785,083     783,033
                                        ----------------------------------
Total capitalization and liabilities    $5,929,434  $2,723,884  $2,436,755
                                        ----------------------------------

ACQUISITION OF CONOWINGO POWER COMPANY

On June 19, 1995, the Company acquired Conowingo Power Company (COPCO), the Maryland retail electric subsidiary of PECO Energy Company (PECO), for $158.2 million ($157.0 million net of cash acquired). The Company financed the acquisition with $125.8 million of long-term debt and the balance with short-term debt. COPCO was merged into the Company and is operated as the Conowingo District. Approximately 37,500 electric retail customers were added to the

Company's customer base. The acquisition was accounted for as a purchase and, accordingly, the operating results of the Conowingo District since June 19, 1995 are included in the Consolidated Statements of Income. The purchase price included $76 million of goodwill which is being amortized on a straight-line basis over 40 years.

Assuming that the COPCO acquisition had occurred at the beginning of 1995, the Company's pro forma operating results for 1995 would not have been materially different from the operating results reported.


ACQUISITION OF OTHER SERVICE COMPANIES

The Company's expenditures for HVAC and other service companies acquired in 1997 and 1996 were $17.6 million and $9.3 million (including non-cash consideration), respectively.



5.  SALE OF PINE GROVE LANDFILL AND WASTE HAULING COMPANIES

In the fourth quarter 1997, a subsidiary of the Company sold the Pine Grove Landfill and its related waste-hauling company. The subsidiaries which were sold had a net book value of approximately $11.3 million and reported revenues in 1997 of approximately $12.7 million. Pre-tax proceeds received from the sale were $34.2 million ($33.4 million net of cash sold), resulting in a pre-tax gain of $22.9 million ($13.7 million after income taxes) or $0.22 per common share.


6.  COMMODITY HEDGING ACTIVITIES

The Company's Energy Supply business group engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas and electricity). Some hedging activities are conducted using energy derivatives. Most of the Company's hedging activity is conducted by backing physical transactions with offsetting physical positions. Currently, commodity hedging activities using derivatives are only conducted in conjunction with transactions that are not subject to price regulation. The hedging objectives include the assurance of stable and known minimum cash flows and the fixing of favorable prices and margins when they become available. Under internal guidelines, risk exposure is mitigated to acceptable risk tolerance levels.

Energy Supply utilizes futures, options and swap agreements to manage risk. Futures help manage commodity price risk by fixing purchase or sales prices. Options provide a floor or ceiling on future purchases or sales prices while allowing the Company to benefit from favorable price movements. Swaps are structured to provide the same risk protection as futures and options. Basis swaps are used to manage risk by fixing the basis differential that exists between a delivery location index and the commodity futures price.

At December 31, 1997, there were 220 open futures contracts and 30 open options contracts to purchase natural gas, representing a notional quantity of 2.5 billion cubic feet (Bcf) through October of 1999, at an average price of $2.35 per thousand cubic feet (Mcf), and 60 open options contracts, to sell natural gas, representing a notional quantity of 0.6 Bcf through July of 1998 at an average price of $2.38 per Mcf. At December 31, 1997, there was 1 swap contract to sell electricity, representing a notional quantity of 68,000 megawatt-hours
(MWh), through August of 1998 at an average price of $31.91 per MWh. These open contracts were entered into to hedge the gas and electric marketing activities of the Energy Supply business unit through October 1999. A total of $0.3 million of unrealized losses were deferred on the consolidated balance sheet as of December 31, 1997.

The Company is exposed to credit losses in the event of nonperformance by counterparties to its various hedging contracts. Management has evaluated and implemented policies and procedures to monitor such risk and believes that the overall business risk is minimized as a result.



7.  NUCLEAR DECOMMISSIONING

The Company records a liability for its share of the estimated cost of decommissioning the Peach Bottom and Salem nuclear reactors over the remaining lives of the plants based on amounts collected in rates charged to electric customers. For utility rate-setting purposes, the Company estimates its share of future nuclear decommissioning costs based on Nuclear Regulatory Commission
(NRC) regulations concerning the minimum financial assurance amount for nuclear decommissioning. The Company is presently recovering, through electric rates in the Delaware and Virginia jurisdictions, nuclear decommissioning costs based on the current NRC minimum financial assurance amount of approximately $130 million. In the Maryland and FERC jurisdictions, the Company is presently recovering nuclear decommissioning costs based on the 1990 NRC minimum financial assurance amount of approximately $50 million.

The Company's accrued nuclear decommissioning liability, which is reflected in the accumulated reserve for depreciation, was $48.8 million as of December 31, 1997. The provision reflected in depreciation expense for nuclear decommissioning was $4.2 million in 1997, $4.2 million in 1996, and $3.6 million in 1995. External trust funds established by the Company for the purpose of funding nuclear decommissioning costs had an aggregate book balance of $46.5 as of December 31, 1997. Earnings on the trust funds are recorded as an increase to the accrued nuclear decommissioning liability, which, in effect, reduces the expense recorded for nuclear decommissioning.

The ultimate cost of nuclear decommissioning for the Peach Bottom and Salem reactors may exceed the NRC minimum financial assurance amount, which is updated annually under a NRC prescribed formula.

The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including the Company, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In February 1996, the Financial Accounting Standards Board (FASB) issued the Exposure Draft, "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which proposed changes in the accounting for closure and removal costs of long-lived assets, including the recognition, measurement, and classification of decommissioning costs for nuclear generating stations. If the proposed changes were adopted:
(1) annual provisions for decommissioning would increase, (2) the estimated cost for decommissioning would be recorded as a liability rather than as accumulated depreciation, and (3) trust fund income from the external decommissioning trusts would be reported as investment income rather than as a reduction of decommissioning expense. The FASB is uncertain when it will issue a final Statement or a revised Exposure Draft.

8.  JOINTLY OWNED PLANT

The Company's Consolidated Balance Sheets include its proportionate share of assets and liabilities related to jointly owned plant. The Company's share of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in the Consolidated Statements of Income. The Company is responsible for providing its share of financing for the jointly owned facilities. Information with respect to the Company's share of jointly owned plant as of December 31, 1997 was as follows:


                                     Megawatt                          Construction
                         Ownership  Capability  Plant in  Accumulated    Work in
(Dollars in Thousands)     Share      Owned     Service   Depreciation   Progress
---------------------------------------------------------------------------------
Nuclear
     Peach Bottom          7.51%     164 MW     $133,598   $ 83,708     $11,487
     Salem                 7.41%     164 MW      237,597    105,367      10,558
Coal-Fired
     Keystone              3.70%      63 MW       20,582      8,924         112
     Conemaugh             3.72%      63 MW       33,295     11,009         176
Transmission Facilities   Various                  4,567      2,306         -
Other Facilities          Various                  1,791        233       2,534
                                                ---------------------------------
Total                                           $431,430   $211,547     $24,867
                                                =================================

9.  REGULATORY ASSETS

In conformity with generally accepted accounting principles, the Company's accounting policies reflect the financial effects of rate regulation and decisions issued by regulatory commissions having jurisdiction over the Company's utility business. In accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company defers expense recognition of certain costs and records an asset, a result of the effects of rate regulation. Except for deferred energy costs, which are classified as a current asset, these "regulatory assets" are included on the Company's Consolidated Balance Sheets under "Deferred Charges and Other Assets." As of December 31, 1997, the Company had $156.5 million of regulatory assets, which included the following: deferred energy costs--$18.0 million; deferred debt refinancing costs--$18.8 million; deferred recoverable income taxes--$88.7 million (refer to Note 3 to the Consolidated Financial Statements); deferred recoverable plant costs--$7.8 million; deferred costs for decontamination and decommissioning of United States Department of Energy gaseous diffusion enrichment facilities--$6.3 million; deferred demand-side management costs--$6.2 million; and other regulatory assets--$10.7 million. The costs of these assets are either being recovered or are probable of being recovered through customer rates. Generally, the costs of these assets are recognized in operating expenses over the period the cost is recovered from customers.


Prices charged to electric utility customers have historically been a "bundled" price which includes the electricity production cost and the delivery cost (transmission and distribution). Various state regulatory commissions and legislatures, as well as federal legislators, are considering or have approved changes to laws and regulations governing the pricing of electricity. These changes would generally deregulate the component of the price charged to a customer for the production of electricity. Under existing plans, the transmission and distribution of electricity would continue to be regulated. Authoritative accounting guidance issued in 1997 prescribes that a utility should cease to apply SFAS No. 71 for any separable portion of the business, such as the electricity production portion of the business no later than the date that a specific deregulation plan is finalized. Stranded costs and regulatory assets attributed to electricity production would continue to be recognized to the extent that a transition plan provides for their recovery through cash flows from the regulated transmission and distribution business.


Proposals concerning deregulation of the electric utility industry are being considered in Delaware, Maryland, and Virginia (the states which have jurisdiction over the Company's retail electric utility business), but no deregulation plan has yet been finalized. Thus, at this time, the Company cannot predict if or when it would cease applying SFAS No. 71, and the related financial impacts of discontinuing SFAS No. 71.



10.  COMMON STOCK

For information concerning issuances and redemptions of common stock during 1995-1997, please refer to the Consolidated Statements of Changes in Common Stockholders' Equity.

Through the effective date of the Company's merger with Atlantic (March 1, 1998), the Company's Long-Term Incentive Plan (LTIP) provided long-term incentives to key employees through contingent awards of performance-based restricted stock. The restricted stock is earned over a four-year period to the extent that performance targets are satisfied. Restrictions on shares contingently granted in 1994-1996 will lapse upon the earlier of March 1, 1998 or the end of the four year vesting period. Restrictions on shares contingently granted in 1997 do not lapse on March 1, 1998. During 1997, 1996, and 1995, the number of restricted shares contingently granted and their fair values as of grant date was as follows:
1997--110,670 shares, $19 1/8 per share fair value; 1996--48,750 shares, $22 3/4 per share fair value; 1995--62,050 shares, $18 9/64 per share fair value.

Changes in stock options granted under the LTIP are summarized below.

                               1997                      1996                      1995
                               ----                      ----                      ----
                         Number     Weighted       Number     Weighted       Number     Weighted
                       of Shares  Average Price  of Shares  Average Price  of Shares  Average Price
                       ----------------------------------------------------------------------------
Beginning-of-year
 balance                  43,950       $20.19     46,350        $20.16      53,050         $20.03
Options exercised          5,450       $17.61      2,400        $19.69       3,900         $17.85
Options forfeited              -            -          -             -       2,800         $20.98
End-of-year balance       38,500       $20.55     43,950        $20.19      46,350         $20.16
Exercisable               38,500       $20.55     43,950        $20.19      46,350         $20.16
                          =========================================================================

For options outstanding as of December 31, 1997, the range of exercise prices was $17.50 to $21.25 and the weighted average remaining contractual life was 2.8 years.

The Company recognizes compensation costs for its stock-based employee compensation plans based on the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Stock-based employee compensation costs charged to expense were $2.2 million in 1997, $0.3 million in 1996, and $1.3 million in 1995. Pro forma net income, based on the application of SFAS No. 123, "Accounting for Stock-Based Compensation", would have changed by $0.5 million or less in 1997, 1996, and 1995, and earnings per share would have changed by less than $0.01 per share in each year.



11. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY DEBENTURES

A wholly owned subsidiary trust (Delmarva Power Financing I) was established in 1996 as a financing subsidiary of the Company for the purposes of issuing common and preferred trust securities and holding 8.125% Junior Subordinated Debentures (the Debentures). The Debentures held by the trust are its only assets. The trust uses interest payments received on the Debentures it holds to make cash distributions on the trust securities.

The combination of the obligations of the Company pursuant to the Debentures, agreements to pay the expenses of the trust and the Company's guarantee of distributions with respect to trust securities, to the extent the trust has funds available therefor, constitute a full and unconditional guarantee by the Company of the obligations of the trust under the trust securities the trust has issued. The Company is the owner of all of the common securities of the trust, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trust.

In October 1996, the trust issued $70 million in aggregate liquidation amount of 8.125% Cumulative Trust Preferred Capital Securities (representing 2,800,000 preferred securities at $25 per security). At the same time, $72,165,000 in aggregate principal amount of 8.125% Junior Subordinated Debentures, Series I, due 2036 were issued to the trust. For consolidated financial reporting purposes, the Debentures are eliminated in consolidation against the trust's investment in the Debentures. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures are subject to redemption, in whole or in part at the option of the Company, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events.

In October 1996, the Company used part of the proceeds received from the trust to purchase and retire $32,087,500 of its $25 par value, 7.75% series preferred stock, and $31,295,200 of various series of its $100 par value preferred stock which had an average dividend rate of 5.68%. In December 1996, the Company used the balance of the proceeds and cash from short-term debt to fund the redemption of its entire 7.52% preferred stock series which had a total par value of $15,000,000.



12.  CUMULATIVE PREFERRED STOCK

The Company has $1, $25, and $100 par value per share preferred stock for which 10,000,000; 3,000,000; and 1,800,000 shares are authorized, respectively. No shares of the $1 par value per share preferred stock are outstanding. Shares outstanding for each series of the $25 and $100 par value per share preferred stock are listed below. Redemptions of preferred stock in 1996 are discussed in
Note 11 to the Consolidated Financial Statements.

                                Current            Shares                 Amount
                              Redemption         Outstanding      (Dollars in Thousands)
Series                          Price          1997       1996        1997        1996
--------------------------------------------------------------------------------------
$25 per share par value
  7 3/4%                         (1)          316,500  316,500     $ 7,913     $ 7,913
$100 per share par value
  3.70%-5%                  $103.00-$105.00   181,698  181,698      18,170      18,170
  6 3/4%                         (2)           35,000   35,000       3,500       3,500
  Adjustable rate(3)        $    100          151,200  151,200      15,120      15,120
  Auction rate(4)           $    100          450,000  450,000      45,000      45,000
                            ----------------------------------------------------------
                                                                   $89,703     $89,703
                            ==========================================================


(1)  Redeemable beginning September 30, 2002, at $25 per share.
(2)  Redeemable beginning November 1, 2003, at $100 per share.
(3)  Average rates were 5.5% during 1997 and 1996.
(4)  Average rates were 4.1% during 1997 and 1996.

13.  DEBT

Substantially all utility plant of the Company is subject to the lien of the Mortgage and Deed of Trust collateralizing the Company's First Mortgage Bonds.

As of December 31, 1997, the Company had $200 million of bank lines of credit available for borrowing except for amounts supporting outstanding short-term debt. Two separate revolving credit facilities aggregating to $500 million have been arranged for Conectiv effective on March 1, 1998. The Conectiv credit facilities are comprised of a $300 million credit facility which expires five years after becoming effective and a $200 million credit facility which expires one year after becoming effective. The Conectiv revolving credit facilities will replace the Company's and Atlantic's credit lines and certain other short-term credit facilities which existed as of December 31, 1997.

The weighted average interest rates on short-term debt outstanding as of December 31, 1997 and 1996 were 6.6% and 5.6%, respectively.

Maturities of long-term debt and sinking fund requirements during the next five years are as follows: 1998--$33.3 million; 1999--$35.7 million; 2000--$2.7 million; 2001--$3.6 million; 2002--$49.2 million.

In February 1997, the Company issued $124.2 million of unsecured Medium-Term Notes with maturities of 10 to 30 years and interest rates of 7.06% to 7.72%. The proceeds were used to refinance short-term debt. On the consolidated balance sheet as of December 31, 1996, $77.0 million of short-term debt was reclassified to long-term debt in order to recognize the amount of short-term debt which had been refinanced with Medium-Term Notes.

In September 1997, the Company redeemed $25 million of 6 3/8% First Mortgage Bonds at maturity through the issuance of short-term debt.

In October 1997, the Company initiated a public offering of up to $75 million of unsecured Medium-Term Notes. Through December 31, 1997, the Company had issued $42 million of unsecured Medium-Term Notes with maturities of 5 to 9 years and interest rates of 6.6% to 6.8%. The proceeds were used to refinance short-term debt.

In January 1998, the Company issued $33.0 million of 6.81% unsecured Medium-Term Notes which mature in 20 years. The Company used $25.4 million of the proceeds to refinance short-term debt. In recognition of this refinancing $25.4 million of short-term debt has been reclassified to long-term debt on the consolidated balance sheet as of December 31, 1997.

Long-term debt outstanding as of December 31, 1997 and 1996 is presented below:

(Dollars in Thousands)                  Interest Rates       Due        1997       1996
------------------------------------------------------------------------------------------
First Mortgage Bonds                             6 3/8%        1997   $      -   $ 25,000
                                                  6.95%        2002     30,000     30,000
                                                  6.40%        2003     90,000     90,000
                                            7.30%-8.15%   2014-2015     81,000     81,000
                                            5.90%-8.50%   2018-2022    208,200    208,200
                                                  7.71%        2025    100,000    100,000
                                                  6.05%        2032     15,000     15,000
Amortizing First Mortgage Bonds                   6.95%   1998-2008     25,103     25,800
                                          -----------------------------------------------
  Total First Mortgage Bonds                                           549,303    575,000
Other Bonds                                 7.15%-7.50%   2011-2017     54,500     54,500
Pollution Control Notes:
  Series 1973                                     5.75%        1998      6,000      6,125
  Series 1976                              7.125%-7.25%   1998-2006      2,900      3,000

Medium Term Notes:                                5.69%        1998     25,000     25,000
                                                  7.50%        1999     30,000     30,000
                                            6.59%-9.29%        2002     16,000      4,000
                                                  8.30%        2004     35,000     35,000
                                                  6.84%        2005     10,000          -
                                                  6.75%        2006     20,000          -
                                           7.06%-8.125%        2007     91,500     81,000
                                            7.54%-7.62%        2017     40,700     10,000
                                                  6.81%        2018     25,430          -
                                            7.61%-9.95%   2019-2021     73,000     67,000
                                                  7.72%        2027     30,000     30,000
Other Obligations:                          6.00%-9.50%   1998-2002        232      1,502
                                                  8.00%     1999 (1)     3,660      3,970
                                                  9.65%     2002 (2)     5,354      6,184
Unamortized premium and discount, net                                   (1,589)      (572)
Current maturities of long-term debt                                   (33,318)   (27,676)
                                                                       ------------------
Total long-term debt                                                   983,672    904,033
Variable Rate Demand Bonds (3)                                          71,500     85,000
                                                                       ------------------
Total long-term debt
    and Variable Rate Demand Bonds                                  $1,055,172   $989,033
                                                                    =====================

--------------------------------------------------------------------------------
(1) Repaid through monthly payments of principal and interest using a 15-year principal amortization, with the unpaid balance due in September 1999.
(2) Repaid through monthly payments of principal and interest over 15 years ending November 2002.
(3) The Company's debt obligations included Variable Rate Demand Bonds (VRDB) in the amounts of $71.5 million as of December 31, 1997 and $85.0 million as of December 31, 1996. The VRDB are classified as current liabilities because the VRDB are due on demand by the bondholder. However, bonds submitted to Delmarva for purchase are remarketed by a remarketing agent on a best efforts basis. Delmarva expects that bonds submitted for purchase will continue to be remarketed successfully due to Delmarva's credit worthiness and the bonds' interest rates being set at market. The Company also may utilize one of the fixed rate/fixed term conversion options of the bonds. Thus, the Company considers the VRDB to be a source of long-term financing. The $71.5 million balance of VRDB outstanding as of December 31, 1997, matures in 2017 ($26 million), 2028 ($15.5 million), and 2029 ($30 million). Average annual interest rates on the VRDB were 3.8% in 1997 and 3.6% in 1996.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The year-end fair values of certain financial instruments are listed below. The fair values were based on quoted market prices of the Company's securities or securities with similar characteristics.


                                           1997                  1996
                                    Carrying  Fair        Carrying  Fair
(Dollars in Thousands)              Amount    Value       Amount    Value
----------------------------------------------------------------------------
Funds held by trustee               $ 48,086  $   48,086  $ 38,923  $ 38,923
Company Obligated Mandatorily
 Redeemable Preferred Securities
 of Subsidiary Trust Holding
 Solely Company Debentures          $ 70,000  $   72,464  $ 70,000  $ 71,064
Long-Term Debt                      $983,672  $1,053,810  $904,033  $944,670



15.  COMMITMENTS

The Company's expected capital and acquisition expenditures are estimated to be approximately $187 million in 1998.

The Company has a 26-year agreement with Star Enterprise effective through May 2018, to purchase 48 MW of capacity supplied by the Delaware City Power Plant. By mutual agreement, the capacity portion of the contract has been suspended from October 1, 1996 until June 1, 2000. In conjunction with the COPCO acquisition, the Company agreed to purchase capacity and energy from PECO effective June 19, 1995, through May 31, 2006. The base amount of the capacity purchase, which is subject to certain possible adjustments, started at 205 MW, is currently 212 MW, and increases annually to 279 MW in 2006. The Company also has a contract with Electric Clearinghouse to purchase 100 MW of energy from January 1, 1998 to December 31, 2005. Under the terms of these agreements, the Company's expected commitments for capacity and energy charges are as follows:
1998--$79.5 million; 1999--$87.4 million; 2000--$95.7 million; 2001--$99.2 million; 2002--$103.1 million; after 2002--$410.3 million; total--$875.2 million.

The Company's share of nuclear fuel at Peach Bottom and Salem is financed through a nuclear fuel energy contract, which is accounted for as a capital lease. Payments under the contract are based on the quantity of nuclear fuel burned by the plants. The Company's obligation under the contract is generally the net book value of the nuclear fuel financed, which was $31.0 million as of December 31, 1997.

The Company leases an 11.9% interest in the Merrill Creek Reservoir. The lease is considered an operating lease and payments over the remaining lease term, which ends in 2032, are $150.5 million in aggregate. The Company also has long-term leases for certain other facilities and equipment. Minimum commitments as of December 31, 1997 under the Merrill Creek Reservoir lease and all other noncancelable lease agreements (excluding payments under the nuclear fuel energy contract which cannot be reasonably estimated) are as follows: 1998--$6.7 million; 1999--$6.6 million; 2000--$5.4 million; 2001--$5.3 million; 2002--$4.6 million; after 2002--$133.9 million; total--$162.5 million. Approximately 93% of the minimum lease commitments shown above are payments due under the Merrill Creek Reservoir lease.

RENTALS CHARGED TO OPERATING EXPENSES

The following amounts were charged to operating expenses for rental payments under both capital and operating leases.

(Dollars in Thousands)              1997     1996     1995
-----------------------------------------------------------
Interest on capital leases        $ 1,548  $ 1,628  $ 1,773
Amortization of capital leases      6,499    5,653    8,044
Operating leases                   11,590   13,795   13,619
                                  -------------------------
                                  $19,637  $21,076  $23,436
                                  =========================


16.  PENSION PLAN

The Company currently has a defined benefit pension plan covering all regular employees. The benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute each year the net periodic pension cost for that year; however, contributions have not been necessary during 1995-1997 due to the pension expense credit and the plans' funding status.

Based on fair values as of December 31, 1997, pension plan assets were comprised of the following: publicly traded equity securities ($466.5 million or 60%), U.S. government obligations ($121.5 million or 16%), and primarily investment grade corporate and other fixed income obligations ($183.3 million or 24%).

The following schedules show the funded status of the plan, the components of pension cost, and assumptions.

RECONCILIATION OF FUNDED STATUS OF THE PLAN

                                                              As of December 31,
   (Dollars in Thousands)                                     1997        1996
--------------------------------------------------------------------------------
Accumulated benefit obligation
  Vested                                                   $ 365,698   $ 330,639
  Nonvested                                                   36,015      24,869
                                                           ---------------------
                                                             401,713     355,508
Effect of estimated future compensation increases            113,877      95,132
                                                           ---------------------
Projected benefit obligation                                 515,590     450,640
Plan assets at fair value                                    771,257     676,189
                                                           ---------------------
Excess of plan assets over projected benefit obligation      255,667     225,549
Unrecognized prior service cost                               26,945      28,980
Unrecognized net gain                                       (205,732)   (196,496)
Unrecognized net transition asset                            (23,199)    (26,513)
                                                           ---------------------
Prepaid pension cost                                       $  53,681   $  31,520
                                                           =====================


COMPONENTS OF NET PENSION COST

(Dollars in Thousands)                              1997        1996        1995
-----------------------------------------------------------------------------------
Service cost--benefits earned during period      $  12,779    $ 13,172   $   9,719
Interest cost on projected benefit obligation       34,173      32,531      30,654
Actual return on plan assets                      (115,982)    (82,488)   (135,850)
Net amortization and deferral                       46,869      22,164      83,981
                                                 ---------------------------------
Net pension cost                                 $ (22,161)   $(14,621)  $ (11,496)
                                                 =================================



ASSUMPTIONS                                           1997        1996        1995
----------------------------------------------------------------------------------
Discount rates used to determine projected
    benefit obligation as of December 31              7.00%       7.50%       7.00%
Rates of increase in compensation levels              5.00%       5.00%       5.00%
Expected long-term rates of return on assets          9.00%       9.00%       8.75%


The Company maintains a 401(k) savings plan for its employees. The plan provides for employee contributions up to 15% of pay and for $0.50 in matching contributions by the Company for each dollar contributed up to 5% of employee pay. The Company's matching contributions charged to expense were $3.0 million 1997, $2.4 million in 1996, and $2.3 million in 1995.



17.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides health-care and life insurance benefits to its retired employees and substantially all of the Company's employees may become eligible for these benefits upon retirement. The Company's policy is to fund its obligation to the extent that costs are reflected in customer rates, including amounts which are capitalized. Based on fair values as of December 31, 1997, the plan's assets consisted of $35.7 million (73%) of equity securities, including mutual funds and directly owned publicly traded securities, and $12.9 million (27%) of intermediate term investment grade bond mutual funds.

The following schedules show the funded status of the plan, the components of the cost of postretirement benefits other than pensions, and assumptions.

RECONCILIATION OF FUNDED STATUS OF THE PLAN

                                                         As of December 31,
(Dollars in Thousands)                                    1997       1996
---------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
 Active employees fully eligible for benefits           $  6,361   $  4,568
 Other active employees                                   26,365     23,900
 Current retirees                                         47,774     45,373
                                                        -------------------
                                                          80,500     73,841
Plan assets at fair value                                 48,591     36,075
                                                        -------------------
APBO in excess of plan assets                            (31,909)   (37,766)
Unrecognized prior service cost                              317        370
Unrecognized net gain                                    (18,238)   (16,855)
Unrecognized transition obligation                        54,259     57,876
                                                        -------------------
Prepaid postretirement benefit cost                     $  4,429   $  3,625
                                                        ===================

ANNUAL COST OF POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

(Dollars in Thousands)                                      1997      1996      1995
---------------------------------------------------------------------------------------
Service cost--benefits earned during period               $ 2,393   $ 2,512    $ 2,152
Interest cost on projected benefit obligation               5,547     5,213      6,601
Actual return on plan assets                               (9,108)   (4,241)    (1,008)
Amortization of the unrecognized transition obligation      3,617     3,617      3,617
Other, net                                                  5,869     2,072        149
                                                          ----------------------------
Net postretirement benefit cost                           $ 8,318   $ 9,173    $11,511
                                                          ============================


ASSUMPTIONS                                                  1997      1996       1995
--------------------------------------------------------------------------------------
Discount rates used to determine
 APBO as of December 31                                      7.00%     7.50%      7.00%
Rates of increase in compensation levels                     5.00%     5.00%      5.00%
Expected long-term rates of return on assets                 9.00%     9.00%      8.75%
Health-care cost trend rate                                  7.50%     8.00%     10.50%

The health-care cost trend rate, or the expected rate of increase in health-care costs, is assumed to decrease to 7.0% in 1998 and gradually decrease to 5.4% by 2002. Increasing the health-care cost trend rates of future years by one percentage point would increase the accumulated postretirement benefit obligation by $5.1 million and would increase annual aggregate service and interest costs by $0.5 million.



18.  SALEM NUCLEAR GENERATING STATION

The Company owns 7.41% of the Salem Nuclear Generating Station (Salem), which consists of two pressurized water nuclear reactors operated by Public Service Electric & Gas Company (PSE&G). Salem Units 1 and 2 were removed from operation by PSE&G in the second quarter of 1995 due to operational problems, and maintenance and safety concerns. After receiving NRC authorization, PSE&G returned Unit 2 to service on August 30, 1997. Due to degradation of a significant number of tubes in the Unit 1 steam generators, PSE&G replaced the Unit 1 steam generators. PSE&G expects Unit 1 will return to service in late-March to early-April 1998, subject to approval of the NRC.


In May 1997, the Company settled its lawsuit against PSE&G concerning Salem operations. Under the settlement's primary provision, PSE&G paid the Company $12 million in settlement of all claims related to the lawsuit. In August 1997, the DPSC approved a settlement regarding the ratemaking treatment of the PSE&G settlement payment and the replacement power costs attributable to the Salem outages. The DPSC settlement provided for recovery of approximately one-half of the replacement power costs from electric customers and retention of two-thirds of the PSE&G settlement payment by the Company's stockholders. Based on expected similar ratemaking treatment in other regulatory jurisdictions and the terms of these settlements, the Company charged $3.1 million, net of the stockholder portion of the PSE&G settlement payment, to fuel expenses in 1997. In 1996 and 1995, approximately $10.1 million and $4.1 million, respectively, were charged to fuel expenses for replacement power costs and capacity deficiency charges owed to the Pennsylvania-New Jersey-Maryland (PJM) Interconnection. (Utilities which are parties to the PJM Interconnection agreement are required to pay capacity deficiency charges if capacity levels are lower than the level committed to by the PJM utility.) The aforementioned fuel-related expenses decreased earnings for 1997, 1996, and 1995 because these amounts were not expected to be recovered through customers' fuel rates. The

Company also estimates that operation and maintenance costs were higher than normal by $4 million, $9 million, and $5 million in 1997, 1996, and 1995, respectively, because of the Salem outages.

As previously reported, on February 27, 1996, the co-owners of Salem, including the Company, filed a complaint in the United States District Court for New Jersey against Westinghouse Electric Corporation (Westinghouse), the designer and manufacturer of the Salem steam generators. The complaint, which seeks to recover from Westinghouse the costs associated with and resulting from the cracks discovered in Salem's steam generators and with replacing such steam generators, alleges violations of federal and New Jersey Racketeer Influenced and Corrupt Organizations Acts, fraud, negligent misrepresentation and breach of contract. The estimated replacement cost of such generators is between $150 million and $170 million. On October 1, 1997, Westinghouse filed a motion for summary judgment. The parties argued the summary judgment motion and a decision on the motion is expected after March 1, 1998. No trial date has been set. The Company cannot predict the outcome of this lawsuit.



19.  CONTINGENCIES

Environmental Matters

The Company is subject to regulation with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitation on land use by various federal, regional, state, and local authorities. The disposal of Company-generated hazardous substances can result in costs to clean up facilities found to be contaminated due to past disposal practices. Federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. The Company is currently a potentially responsible party
(PRP) at three federal superfund sites and is alleged to be a third-party contributor at three other federal superfund sites. The Company also has two former coal gasification sites in Delaware and one former coal gasification site in Maryland, each of which is a state superfund site. The Company's current liabilities included $2 million as of December 31, 1997 and 1996, respectively, for clean-up and other potential costs related to the federal and state superfund sites. The Company does not expect such future costs to have a material effect on the Company's financial position or results of operations.


Nuclear Insurance

In the event of an incident at any commercial nuclear power plant in the United States, the Company could be assessed for a portion of any third-party claims associated with the incident. Under the provisions of the Price Anderson Act, if third-party claims relating to such an incident exceed $200 million (the amount of primary insurance), the Company could be assessed up to $23.7 million for such third-party claims. In addition, Congress could impose a revenue-raising measure on the nuclear industry to pay such claims.

The co-owners of Peach Bottom and Salem maintain property insurance coverage in the aggregate amount of $2.8 billion for each unit for loss or damage to the units, including coverage for decontamination expense and premature decommissioning. The Company is self-insured, to the extent of its ownership interest, for its share of property losses in excess of insurance coverages. Under the terms of the various insurance agreements, the Company could be assessed up to $3.2 million in any policy year for losses incurred at nuclear plants insured by the insurance companies.

The Company is a member of an industry mutual insurance company, which provides replacement power cost coverage in the event of a major accidental outage at a nuclear power plant. The premium for this coverage is subject to retrospective assessment for adverse loss experience. The Company's present maximum share of any assessment is $1.3 million per year.



20.  NONUTILITY SUBSIDIARIES

The following presents summarized financial information about the Company's nonutility wholly owned subsidiaries. Common general and administrative costs are allocated to the Company's nonutility subsidiaries on the basis of cost causative factors. The Company's management believes the cost allocations are reasonable.

Excluding non-regulated energy sales conducted by operating divisions of the Company, as of December 31, 1997, the following three subsidiaries conducted substantially all of the Company's nonutility business: Conectiv Services, Inc., which provides HVAC sales, installation and services; Conectiv Communications, Inc., which provides local and long-distance phone service; and Delmarva Capital Investments, Inc.(DCI), which is involved in power plant operating services, real estate activities, and leveraged equipment leases. Delmarva Capital Investments, Inc. sold its landfill and waste-hauling operations in 1997 as discussed in Note 5 to the Consolidated Financial Statements.

                                             1997               As of December 31, 1997
                                     -----------------------  ---------------------------
                                     Operating        Net        Total      Stockholders
(Dollars in thousands)                Revenues  Income/(loss)    Assets        Equity
                                     -----------------------  ---------------------------
Conectiv Services, Inc.                $62,755       $(6,330)     $53,208     $41,529
Conectiv Communications, Inc.          $ 1,670       $(5,671)     $46,486     $37,843
Delmarva Capital Investments, Inc.     $49,557       $21,481      $76,469     $14,501

DCI's net income was $6.3 million in 1996 and $4.1 million in 1995. DCI's total assets were $101.1 million and $117.1 million at December 31, 1996 and 1995, respectively. Conectiv Services, Inc. and Conectiv Communications, Inc. started operations in late 1996.


21.  SEGMENT INFORMATION

In 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 will supersede SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and become effective for the Company's annual financial statements in 1998. Under SFAS No. 131, operating segments will be based on the manner in which management operates the business. The Company expects that its operating segments will be Conectiv Energy Delivery, Conectiv Energy Supply, and Conectiv Enterprises, as described in Management's Discussion and Analysis of Financial Condition and Results of Operations. In brief, the businesses of these operating segments are as follows:
Conectiv Energy Supply--produces and purchases energy, and sells bulk energy in competitive markets; Conectiv Energy Delivery--delivers energy to customers at regulated prices over transmission and distribution systems; Conectiv Enterprises--sells retail energy, HVAC services, local and long distance phone service, and other services in competitive markets.

The operating segments presented below are based on the criteria of SFAS No. 14. For a description of the Electric, Gas, and Other Services' businesses, refer to
Note 1 to the Consolidated Financial Statements. Under SFAS No. 131, the energy and delivery businesses embedded within both the Electric and Gas businesses will be unbundled and reported under Conectiv Energy Supply and Conectiv Energy Delivery, respectively. Unregulated retail electric and gas sales will be reported within Conectiv Enterprises. The businesses in Other Services will primarily be included in Conectiv Enterprises.

(Dollars in Thousands)

                                        1997         1996        1995
                                     -----------------------------------
Operating Revenues
 Electric--service territory         $  953,356   $  911,620  $  857,633
 Electric--interchange deliveries        36,430       75,301      47,271
 Electric--off-system merchant          102,358           -           -
                                     -----------------------------------
 Total electric                       1,092,144      986,921     904,904
                                     -----------------------------------
 Gas--service territory                 117,190      109,658      95,441
 Gas--off-system merchant                86,867        4,626          -
                                     -----------------------------------
 Total gas                              204,057      114,284      95,441
                                     -----------------------------------
 Other services                         127,301       74,370      55,380
                                     -----------------------------------
   Total                             $1,423,502   $1,175,575  $1,055,725
                                     -----------------------------------

OPERATING INCOME
 Electric                            $  223,164   $  231,144  $  233,430
 Gas                                     20,801       24,092      18,537
 Other services                          (9,536)       2,064       2,458
                                     -----------------------------------
   Total                             $  234,429   $  257,300  $  254,425
                                     -----------------------------------

DEPRECIATION EXPENSE
 Electric                            $  119,877   $  115,448  $  105,780
 Gas                                      8,795        7,726       7,242
 Other services                           7,668        5,397       6,371
                                     -----------------------------------
   Total                             $  136,340   $  128,571  $  119,393
                                     -----------------------------------

CAPITAL EXPENDITURES
 Electric                            $  113,922   $  137,886  $  120,535
 Gas                                     15,310       20,874      17,145
 Other services                          43,776       10,252       5,153
                                     -----------------------------------
   Total                             $  173,008   $  169,012  $  142,833
                                     -----------------------------------

IDENTIFIABLE ASSETS, NET
 Electric                            $2,537,796   $2,490,212  $2,493,797
 Gas                                    250,596      217,586     189,339
 Other Services                         161,432      135,482     119,098
 Unallocated                             65,657       88,575      64,451
                                     -----------------------------------
   Total                             $3,015,481   $2,931,855  $2,866,685
                                     -----------------------------------

22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of the Company for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, the timing of rate orders, and the scheduled downtime and maintenance of electric generating units.

As discussed in Note 5 to the Consolidated Financial Statements, in the fourth quarter of 1997, net income was increased by $13.7 million ($0.22 per average common share) due to the sale of the Pine Grove Landfill and its related waste-hauling company.

                                                                                            Earnings
                                                               Applicable     Average         per
Quarter          Operating        Operating           Net      to Common      Shares        Average
Ended            Revenue           Income            Income     Stock       Outstanding      Share
                             (Dollars in Thousands)                        (In Thousands)
---------------------------------------------------------------------------------------------------
1997
 March 31        $  346,079     $ 63,150              $ 25,793    $ 24,578       60,856      $0.40
 June 30            310,968       51,376                17,997      16,913       61,177       0.28
 September 30       400,502       85,509                39,411      38,319       61,247       0.63
 December 31        365,953       34,394                22,508      21,408       61,207       0.35
                 ---------------------------------------------------------------------------------
                 $1,423,502     $234,429              $105,709    $101,218       61,122      $1.66
                 =================================================================================

1996
 March 31        $  308,619     $ 75,620              $ 35,143    $ 32,703       60,759      $0.54
 June 30            267,783       52,316                22,325      19,902       60,703       0.33
 September 30       308,340       77,536                37,035      34,605       60,667       0.57
 December 31        290,833       51,828                21,684      20,041       60,665       0.33
                 ----------------------------------------------------------------------------------
                 $1,175,575     $257,300              $116,187    $107,251       60,698      $1.77
                 ==================================================================================

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS


Exhibits
--------

Exhibit No. 23  Consent of Independent Accountants

Exhibit No. 27  Financial Data Schedule



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            Delmarva Power & Light Company
                            ----------------------------------
                                    (Registrant)


Date:  March 3, 1998        /s/  B.S. Graham
       -------------        ----------------------------------
                            B.S. Graham, Senior Vice President
                            and Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit
Number
------

 23       Consent of Independent Accountants

 27       Financial Data Schedule